Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

NOVUS CAPITAL CORPORATION II,

NCCII MERGER CORP.

and

ENERGY VAULT, INC.

Dated as of September 8, 2021

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Lock-Up Agreement
EXHIBIT C	Sponsor Support Agreement
EXHIBIT D	Form of Sponsor Restricted Stock Agreement
EXHIBIT E	Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT F	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT G	Directors and Officers of the Surviving Corporation and Novus

SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Novus Initial Stockholders

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 8, 2021 (this “Agreement”), by and among Novus Capital Corporation II, a Delaware corporation (“Novus”), NCII Merger Corp., a Delaware corporation (“Merger Sub”), and Energy Vault, Inc., a Delaware corporation (the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of Novus;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, Subchapter XV (the “DGCL”), Novus and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus;

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (ii) the Merger and the PIPE Investment, taken together, shall qualify as an exchange described in Section 351 of the Code and (iii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (i) and (ii), the “Intended Tax-Free Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Novus (the “Novus Board”) has (a) determined that the Merger is fair to, and in the best interests of, Novus and its stockholders, (b) unanimously approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, including the unanimous vote of the disinterested members of the Novus Board (the “Disinterested Directors”), and (c) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Novus;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, Novus and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Novus and the Novus Initial Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Support Agreement”) substantially in the form attached hereto as Exhibit C, providing that, among other things, the Initial Novus Stockholders will vote their shares of Novus Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, Novus, certain stockholders of the Company and the Novus Initial Stockholders shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, the Novus Initial Stockholders and certain stockholders of the Company shall enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, Novus, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Novus Common Stock at a purchase price of $10.00 in a private placement or placements (the “Private Placements”) of at least an aggregate of $100 million (the “Minimum PIPE Commitments”) to be consummated concurrently with the consummation of the transactions contemplated hereby;

WHEREAS, in connection with the Closing, the Novus Initial Stockholders shall enter into a Sponsor Restricted Stock Agreement (the “Sponsor Restricted Stock Agreement”) substantially in the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01      Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Sponsor Restricted Stock Agreement, the Lock-Up Agreements, and all other agreements, certificates and instruments executed and delivered by Novus, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software (including Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Company Awards” means all awards of equity issued pursuant to the Company Equity Plans, whether or not exercisable and whether or not vested, immediately prior to the Closing or otherwise, including Company Options, Company Restricted Stock and Company RSUs.

“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated August 27, 2021, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.0001 per share.

“Company Equity Plans” means the Energy Vault, Inc. 2017 Stock Incentive Plan and the Energy Vault, Inc. 2020 Stock Plan, as such may have been amended, supplemented or modified from time to time.

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company and the Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Company Group Member or to which any Company Group Member otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Novus has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries are as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all options to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, issued under a Company Equity Plan or otherwise and that are outstanding immediately prior to the Closing.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.01a) and the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Awards and Company Awards that the Company has committed to grant but has not yet granted as of immediately prior to the Effective Time; except that the Company Outstanding Shares shall not include (i) Company Series C Preferred Stock or (ii) any unissued or uncommitted shares from the Company Equity Plans.

“Company Organizational Documents” means the Company Certificate of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by any Company Group Member.

“Company Preferred Stock” means the Company Series FR Preferred Stock, the Company Series Seed 1 Preferred Stock, the Company Series Seed 2 Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series B Preferred Stock, the Company Series B-1 Preferred Stock and the Company Series C Preferred Stock.

“Company Restricted Shares” means the shares of Company Common Stock subject to forfeiture restrictions, repurchase restrictions or other restrictions issued pursuant to any Company Equity Plan or otherwise.

“Company RSUs” means all restricted stock units to acquire shares of Company Common Stock issued pursuant to an award granted under any Company Equity Plan or otherwise and that are outstanding as of immediately prior to the Closing.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $.0001 per share.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Series A-2 Preferred Stock, par value $.0001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $.0001 per share.

“Company Series B-1 Preferred Stock” means the shares of the Company’s Series B-1 Preferred Stock, par value $.0001 per share.

“Company Series C Preferred Stock” means the shares of the Company’s Series C Preferred Stock, par value $.0001 per share.

“Company Series C Interim Preferred Stock” means commitments to purchase convertible Series C Preferred Stock issued by the Company in a Company Permitted Interim Financing, on the same terms and conditions as the Series C Preferred Stock, up to $8,650,000 and funded in full two days prior to the filing of the Registration Statement related to the Transactions contemplated by this Agreement.

“Company Series FR Preferred Stock” means the shares of the Company’s Preferred Stock, par value $.0001 per share.

“Company Series Seed 1 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $.0001 per share.

“Company Series Seed 2 Preferred Stock” means the shares of the Company’s Preferred Stock, par value $.0001 per share.

“Company Subsidiary Organizational Documents” means with respect to each Company Subsidiary, its certificate of formation and limited liability company agreement, in each case as amended, modified or supplemented from time to time.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Group or any Suppliers or customers of the Group or Novus or its subsidiaries (as applicable) that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Novus’s transfer agent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company intentionally to protect Company IP from misuse.

“Earn Out Notice” has the meaning specified in Section 3.5(a).

“Earn Out Period” means the period beginning on the Closing Date and ending on the date that is the third anniversary of the Closing Date.

“Earn Out Eligible Company Equityholder” means all holders of Company Common Stock, Company Preferred Stock and Company Awards as of immediately prior to the Effective Time.

“Earn Out Pro Rata Share” means the pro rata portion allocated to each Earn Out Eligible Company Equityholder.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any Person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, as applicable, or (b) any Environmental Law, including the alleged or actual violation thereof.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all Permits required under Environmental Laws for the conduct of the business and activities of the Company and its Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 100,000,000 by (b) the Company Outstanding Shares.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Initial Stockholders” means the initial stockholders of Novus listed on Schedule C hereto.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry, and in the case of Novus, the actual knowledge of Larry M. Paulson after reasonable inquiry.

“Leased Real Property” means the real property leased by any Company Group Member as tenant, together with, to the extent leased by any Company Group Member, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Company Group Member relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Novus Certificate of Incorporation” means the Amended and Restated Novus Certificate of Incorporation dated February 4, 2021.

“Novus Common Stock” means Novus’s Class A Common Stock, par value $0.0001 per share (“Novus Class A Common Stock”) and Class B Common Stock, par value $0.0001 per share (“Novus Class B Common Stock”).

“Novus Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Novus; or (b) would prevent, materially delay or materially impede the performance by Novus or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Novus Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Novus operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (v) any actions taken or not taken by Novus as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that Novus is materially disproportionately affected thereby as compared with other participants in the industry in which Novus operate.

“Novus Organizational Documents” means the Novus Certificate of Incorporation, Novus bylaws, and Trust Agreement of Novus, in each case as amended, modified or supplemented from time to time.

“Novus Units” means one share of Novus Class A Common Stock and one Novus Warrant.

“Novus Warrant Agreement” means that certain warrant agreement dated February 3, 2021 by and between Novus and Continental Stock Transfer & Trust Company.

“Novus Warrants” means whole warrants to purchase shares of Novus Common Stock as contemplated under the Novus Warrant Agreement, with each whole warrant exercisable for one share of Novus Common Stock at an exercise price of $11.50.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Merger Consideration” means the number of shares of Novus Common Stock issuable for each share of Company Common Stock equal to the Exchange Ratio.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company and its Subsidiaries, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of any Company Group Member, from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Paragraph F of ARTICLE VI of the Novus Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding, voting together as a single class and (ii) the holders of at least a majority of the Company Preferred Stock (voting together as a class and on an as-converted basis).

“Software” means all computer software (in object code or source code format), data and databases, developer materials, including but not limited to pseudo-code, programmer comments, user manuals, platform specifications, compilation environments and related documentation and materials, including any embedded or linked third party software, libraries or databases.

“Sponsor Restricted Stock Agreement” means the Sponsor Restricted Stock Agreement among Novus, each of the Initial Stockholders and the Company substantially in the form attached as Exhibit D.

subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Novus or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Surviving Pubco” means the surviving public corporation following the Transactions.

“Surviving Pubco Closing Price” means, with respect to a Trading Day, the closing price for such Trading Day of one Surviving Pubco Class A Share on the Trading Market as reported by Bloomberg Financial L.P.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company Group.

“Tax” (and, with correlative meaning, “Taxable” or “Taxes”) means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case supplied or required to be supplied to a Tax authority.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax (U.S. or non-U.S.).

“Trading Day” means any day on which Surviving Pubco Class A Shares are actually traded on the Trading Market.

“Trading Market” means NYSE or such other stock market on which the Surviving Pubco Class A Shares are trading at the time of the determination.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Novus, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event” means each of Triggering Event I, Triggering Event II, Triggering Event III.

“Triggering Event I” means the first date on which the Surviving Pubco Closing Price over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Surviving Pubco Class A Shares occurring on or after the Closing).

“Triggering Event II” means the first date on which the Surviving Pubco Closing Price over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $20.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Surviving Pubco Class A Shares occurring on or after the Closing).

“Triggering Event III” means the first date on which the Surviving Pubco Closing Price over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $30.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Surviving Pubco Class A Shares occurring on or after the Closing).

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Novus in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

SECTION 1.02      Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2021 Balance Sheet	SECTION 4.07b)
Action	SECTION 4.09
Agreement	Preamble
Alternative Transaction	SECTION 7.05
Annual Financial Statements	SECTION 4.07a)
Antitrust Laws	SECTION 7.13a)
Blue Sky Laws	SECTION 4.05b)
Certificate of Merger	SECTION 2.02a)
Certificates	SECTION 3.02b)
Claims	SECTION 6.03
Closing	SECTION 2.02b)
Closing Date	SECTION 2.02b)
Code	SECTION 3.02h)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	SECTION 4.03c)
Company Permits	SECTION 4.06
Company Share Awards	SECTION 4.03a)

Defined Term	Location of Definition
Company Stockholder Approval	SECTION 4.18
Confidentiality Agreement	SECTION 7.04b)
Continuing Employees	SECTION 7.06a)
Contracting Parties	SECTION 10.11
Conversion	SECTION 4.03h)
Data Security Requirements	SECTION Error! Reference source not found.
DGCL	Recitals
Effective Time	SECTION 2.02a)
Environmental Permits	SECTION 4.14a)
ERISA Affiliate	SECTION 4.10(c)
Exchange Act	SECTION 3.01(b)(iv)
Exchange Agent	SECTION 3.02(a)
Exchange Fund	SECTION 3.02(a)
Exchanged Option	SECTION 3.01(b)(iv)
Existing Security Agreements	SECTION 4.16(a)(viii)
GAAP	SECTION 4.07(a)
Governmental Authority	SECTION 4.05(b)
Health Plan	SECTION 4.10(k)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	SECTION 4.07(b)
IRS	SECTION 4.10(b)
IT Systems	SECTION 4.13
Law	SECTION 4.05(a)
Lease	SECTION 4.12(b)
Lease Documents	SECTION 4.12(b)
Letter of Transmittal	SECTION 3.02(b)
Lock-Up Agreement	Recitals
Material Contracts	SECTION 4.16(a)
Maximum Annual Premium	SECTION 7.08(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	SECTION 5.03(b)
Minimum PIPE Commitments Nonparty Affiliates	Recitals SECTION 10.11
Novus	Preamble
Novus Board	Recitals
Novus Preferred Stock	SECTION 5.03(a)
Novus Proposals	SECTION 7.01(a)
Novus SEC Reports	SECTION 5.07(a)
Novus Stockholders’ Meeting	SECTION 7.01(a)
Ordinary Commercial Agreement	SECTION 4.14(b)
Outside Date	SECTION 9.01(b)
Per Share Merger Consideration	SECTION 3.01(b)(i)

Defined Term	Location of Definition
Plans	SECTION 4.10(a)
PPACA	SECTION 4.10(k)
Private Placements	Recitals
Proxy Statement	SECTION 7.01(a)
Registration Rights Agreement	Recitals
Remedies Exceptions	SECTION 4.04
Representatives	SECTION 7.04(a)
SEC	SECTION 5.07(a)
Securities Act Sponsor Support Agreement	SECTION 5.07(a) Recitals
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	SECTION 2.01
Terminating Company Breach	SECTION 9.01(f)
Terminating Novus Breach	SECTION 9.01(g)
Trust Account	SECTION 5.13
Trust Agreement	SECTION 5.13
Trust Fund	SECTION 5.13
Trustee	SECTION 5.13
Written Consent	SECTION 7.03

SECTION 1.03      Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.

AGREEMENT AND PLAN OF MERGER

SECTION 2.01                   The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02                   Effective Time; Closing.

(a)         As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)         Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 2.03                   Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.04                   Certificate of Incorporation; Bylaws.

(a)         At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).

(b)        At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).

(c)         At the Closing, Novus shall amend and restate, effective as of the Effective Time, the Novus Certificate of Incorporation to be as set forth on Exhibit E.

(d)         At the Closing, Novus shall amend and restate, effective as of the Effective Time, the Novus bylaws to be as set forth on Exhibit F attached hereto and, as so amended and restated, shall be the bylaws of Novus until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

SECTION 2.05                   Directors and Officers.

(a)         The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit G hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)         The parties shall cause the Novus Board and the officers of Novus as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit G, each to hold office in accordance with the DGCL and the Novus Certificate of Incorporation and the bylaws of Novus and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

ARTICLE III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01                    Conversion of Securities.

(a)          Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Section 3 of the Company’s Certificate of Incorporation. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(b)        At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, the Company or the holders of any of the following securities:

(i)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock) shall be canceled and converted into the right to receive the number of shares of Novus Class A Common Stock equal to the Exchange Ratio; all shares of Company Common Stock subject to forfeiture to or repurchase by the Company shall retain such restrictions following conversion into Novus Class A Common Stock;

(ii)          all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)         each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(iv)         each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be assumed, converted and/or substituted by Novus into an option to purchase a number of shares of Novus Class A Common Stock (each such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, and at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Novus Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Novus Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time;

(v)          each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed, converted and/or substituted by Novus into an award of restricted stock units to acquire shares of Novus Class A Common Stock (each, a “Converted RSU Award”). Each Converted RSU Award will represent the right to acquire that number of shares of Novus Class A Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Company RSU award immediately prior to the Effective Time;

(vi)         each Company Restricted Share award, whether vested or unvested, shall be assumed, converted and/or substituted by Novus into a restricted stock award with respect to a number of shares of Novus Class A Common Stock (each such restricted stock award, an “Exchanged RSA”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Restricted Share award immediately prior to the Effective Time and (y) the Exchange Ratio, with the same terms and conditions as were applicable under such Company Restricted Share award immediately prior to the Effective Time; and

(vii)       At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options, Company RSUs and the Company Restricted Shares pursuant to this subsection, or to cause any disposition or acquisition of equity securities of Novus pursuant to this Sections 3.01b)iv) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Novus or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Novus to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time, Novus shall file an appropriate registration statement or registration statements with respect to the shares of Novus Class A Common Stock subject to such Exchanged Options, Converted RSUs and Exchanged RSAs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

By way of example and for illustrative purposes only, if the Company has 14,788,127 Company Outstanding Shares outstanding on a fully diluted basis as of the date of this Agreement, the Exchange Ratio would be approximately 6.7621157. Assuming the Company has outstanding on the date of this Agreement, 2,004,080 shares of Series C Preferred Stock (with an aggregate liquidation value of $98,251,611.91), Novus will issue an aggregate of 13,551,946 shares of Novus Common Stock at Closing, in addition to the 100,000,000 shares of Novus Common Stock to be issued at Closing. Assuming the Company has outstanding on the date of this Agreement, 2,182,524 shares of Series C Preferred Stock (with an aggregate liquidation value of $107,000,000), Novus will issue an aggregate of 14,758,620 shares of Novus Common Stock at Closing, in addition to the 100,000,000 shares of Novus Common Stock to be issued at Closing. In the event that the Company has outstanding a number of shares of Series C Preferred Stock between the amounts set forth above, the number of additional shares of Novus Common Stock that will be issued at Closing will be prorated between two amount of shares of Novus Common Stock.

SECTION 3.02                    Exchange of Certificates.

(a)          Exchange Agent. On the Closing Date, Novus shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of Novus Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Novus Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02c), being hereinafter referred to as the “Exchange Fund”). Novus shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02c) hereof, the Exchange Fund shall not be used for any other purpose.

(b)         Exchange Procedures.

(i)          As promptly as practicable after the date hereof, Novus shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of Company Common Stock and holder of Company Preferred Stock evidenced by certificates (the “Certificates”) entitled to receive the Per Share Merger Consideration pursuant to Section 3.01: a letter of transmittal, which shall be in a form reasonably acceptable to Novus and the Company (the “Letter of Transmittal”) and shall specify (A) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Novus shall cause the Exchange Agent to deliver the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 0, each Certificate entitled to receive the Per Share Merger Consideration in accordance with Section 3.01 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01.

(ii)          Within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Novus shall cause the Exchange Agent to deliver to each holder of Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock not evidenced by Certificates described in Section 3.01a)) the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(c)          Distributions with Respect to Unexchanged Shares of Novus Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Novus Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any surrendered Certificate with respect to the shares of Novus Class A Common Stock to be issued in exchange therefor until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Novus shall pay or cause to be paid to the holder of the shares of Novus Class A Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five (5) Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Novus Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Novus Class A Common Stock.

(d)         No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01a)) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e)         Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Novus Class A Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f)          Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Novus, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 0 shall thereafter look only to Novus for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Novus free and clear of any claims or interest of any person previously entitled thereto.

(g)         No Liability. None of the Exchange Agent, Novus or the Surviving Corporation shall be liable to any holder of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01a)) for any Novus Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 0.

(h)        Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Novus, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and timely paid over to the applicable Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made; provided, however, if the Company, the Surviving Corporation, Merger Sub, Novus, and the Exchange Agent (as applicable) determines that it is obligated to deduct or withhold any amounts from any non-compensatory amounts payable or otherwise deliverable pursuant to this Agreement, such person shall (i) provide the applicable recipient with prior written notice of its intent to deduct and withhold (together with information setting forth the basis for such deduction or withholding), and (ii) the parties shall reasonably cooperate to minimize or eliminate any potential deductions and withholdings and such payee shall have the opportunity to reduce or eliminate such withholding.

(i)           Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(j)          Fractional Shares. No certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Class A Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

SECTION 3.03                   Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Novus for any reason shall be converted into the Per Share Merger Consideration in accordance with the provisions of Section 3.01.

SECTION 3.04                   Appraisal Rights.

(a)         Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

(b)         Prior to the Closing, the Company shall give Novus (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Novus (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.05                   Company Earn Out. Following the Closing, and as additional consideration for the Merger and the other transactions contemplated by this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event:

(a)          Following the determination in good faith by the independent members of the Board of Surviving Pubco, Surviving Pubco shall notify in writing (an “Earn Out Notice”) each Earn Out Eligible Company Equityholder (in accordance with its respective Earn Out Pro Rata Share) that they are eligible to receive the following shares of Surviving Pubco Class A Shares, as applicable (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the Surviving Pubco Class A Shares occurring on or after the Closing and prior to the date of such issuance, the “Earn Out Shares”. Unless the Earn Out Eligible Company Equityholder has provided written notification to Surviving Pubco within ten (10) Business Days following the receipt of the Earn Out Notice by the Earn Out Eligible Company Equityholder that such Earn Out Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares (in such event Surviving Pubco shall not, and the form of the Earn Out Notice shall specifically state that in such event Surviving Pubco will not, issue any Earn Out Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), Surviving Pubco shall issue or cause to be issued, upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i)           Upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of 3,000,000 Earn Out Shares;

(ii)          Upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of 3,000,000 Earn Out Shares; and

(iii)         Upon the occurrence of Triggering Event III, a one-time issuance of an aggregate of 3,000,000 Earn Out Shares.

For the avoidance of doubt, the Earn Out Eligible Company Equityholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that in no event shall the Earn Out Eligible Company Equityholders be entitled to receive Earn Out Share after the third anniversary of the Closing; provided, further, that each Triggering Event shall only occur once, if at all, and in no event shall the Earn Out Eligible Company Equityholders be entitled to receive more than (i) 3,000,000 Earn Out Shares with respect to a Triggering Event and (ii) an aggregate of 9,000,000 Earn Out Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping Trading Days.

(b)         Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Surviving Pubco Class A Shares shall be issued in respect of Earn Out Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Surviving Pubco Class A Shares. In lieu of the issuance of any such fractional shares, the Exchange Agent shall round up or down to the nearest whole share of Surviving Pubco Class A Shares, as applicable, with a fraction of 0.5 or more rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(c)         All Earn Out Shares to be issued and delivered in connection with this Article 3 to the Earn Out Eligible Company Equityholders shall be, upon issuance and delivery of such Earn Out Shares, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

(d)         Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares shall be treated as an adjustment to the Transaction Share Consideration for income Tax purposes (other than any portion required to be treated as “imputed interest” under the Code) and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Novus and Merger Sub as follows:

SECTION 4.01                   Organization and Qualification; Subsidiaries.

(a)         The Company, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company, or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not individually or in the aggregate expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

(b)         A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than with respect to any Company Subsidiary, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02                   Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Novus in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the Company Subsidiary Organizational Documents, and such Company Organizational Documents and the Company Subsidiary Organizational Documents (collectively, the “Company Group Organizational Documents”). The Company Group Organizational Documents and are in full force and effect. No Company Group Member is in violation of any of the provisions of its respective Company Group Organizational Documents.

SECTION 4.03                   Capitalization.

(a)         The authorized capital stock of the Company consists of 17,800,000 shares of Company Common Stock and 12,658,321 shares of Company Preferred Stock, consisting of (i) 2,120,000 shares of Company Series FR Preferred Stock, (ii) 1,652,083 shares of Company Series Seed 1 Preferred Stock, (iii) 626,994 shares of Company Series Seed 2 Preferred Stock, (iv) 1,025,646 shares of Company Series A-1 Preferred Stock, (v) 750,510 shares of Company Series A-2 Preferred Stock, (vi) 2,163,433 shares of Company Series B Preferred Stock, (vii) 2,137,131 shares of Company Series B-1 Preferred Stock and (viii) 2,182,524 shares of Company Series C Preferred Stock. As of the date hereof, (i) 3,038,093 shares of Company Common Stock are issued and outstanding, (ii) 1,652,083 shares of Company Series Seed 1 Preferred Stock are issued and outstanding, (iii) 626,994 shares of Company Series Seed 2 Preferred Stock are issued and outstanding, (iv) 1,025,646 shares of Company Series A-1 Preferred Stock are issued and outstanding, (v) 750,510 shares of Company Series A-2 Preferred Stock are issued and outstanding, (vi) 2,163,433 shares of Company Series B Preferred Stock are issued and outstanding, (vii) 2,004,080 shares of Company Series C Preferred Stock are issued and outstanding; (viii) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (ix) 492,376 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Awards and other purchase rights granted pursuant to the Company Equity Plans, and (x) 12,658,321 shares of Company Common Stock are reserved for future issuance pursuant to the conversion of the Company Preferred Stock.

(b)         Other than the Company Awards and the Company Preferred Stock or as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Group Member or obligating any Company Group Member to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, any Company Group Member. No Company Group Member is a party to, or otherwise bound by, and no Company Group Member has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Company Group Member. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or to the Company’s knowledge, among any holder of Company Common Stock, Company Preferred Stock or any other equity interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of any Company Group Member. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(c)         Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Award outstanding: (i) the name of the Company Award recipient; (ii) the Company Equity Plan, if any, pursuant to which such Company Award was granted; (iii) the number of shares of the Company subject to such Company Award; (iv) the exercise or purchase price of such Company Award; (v) the date on which such Company Award was granted and the vesting schedule, if any; (vi) the date on which such Company Award expires; and (vii) the type of Company Award (Company Option (incentive or non-qualified), Company Restricted Stock, Company RSU or otherwise. The Company has made available to Novus in the Virtual Data Room accurate and complete copies of the Company Equity Plan pursuant to which Company has granted the Company Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Awards as of the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)         There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any shares of any Company Group Member or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary. No Company Group Member has declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock.

(e)          (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Award as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, and all outstanding Company Awards, and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which any Company Group Member is a party and the applicable Company Group organizational documents.

(f)          The stockholders of the Company set forth on Section 4.03(f) of the Company Disclosure Schedule collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock, Company Preferred Stock and Company Awards). Except for the shares of Company Common Stock and Company Preferred Stock held by the stockholders of the Company and the Company Awards, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding. Section 4.03(f) of the Company Disclosure Schedule sets forth, the following information with respect to each stockholder of the Company: (i) the name of the stockholder; (ii) the number and class of capital stock held by such stockholder; (iii) the purchase price of such shares; and (v) the date on which such shares were purchased or awarded.

(g)         All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any preemptive rights and other similar requirements set forth in applicable contracts to which the applicable Company Group Member is a party and the applicable Company Group Organizational Documents. There are no securities or instruments issued by or to which a Company Group Member is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

(h)          Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to Section 3 of the Company’s Certificate of Incorporation (the “Conversion”). Section 4.03(h) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Section 3 of the Company’s Certificate of Incorporation. After the Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities. Subject to and upon receipt of the Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company.

(i)           Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Member Organizational Documents.

SECTION 4.04                   Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Novus and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

SECTION 4.05                   No Conflict; Required Filings and Consents.

(a)         The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws of the Company Group Organizational Documents, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Group Member pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)         The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06                   Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable such Company Group Member or by which any property or asset of such Company Group Member is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.07                    Financial Statements.

(a)         The Company has made available to Novus in the Virtual Data Room true and complete copies of the audited consolidated balance sheets of the Company Group as of December 31, 2020 and December 31, 2019, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and shareholders’ deficit and cash flows of the Company Group for the years ended December 31, 2019 and December 31, 2020 and the related notes to the consolidated financial statements (collectively, the “Annual Financial Statements”), which are attached as Section 4.07a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the periods indicated therein.

(b)         The Company has made available to Novus in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company Group as of June 30, 2021 (the balance sheet as of June 30, 2021, the “2021 Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for each of the six months then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)          Except as and to the extent set forth on the 2021 Balance Sheet, no Company Group Member has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since June 30, 2021 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which any Company Group Member is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)         Since inception, (i) no Company Group Member nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Group Member, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Group Member has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)         To the knowledge of the Company, no employee of any Company Group Member has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of any Company Group Member has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Company Group Member in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)            All accounts receivable of the Company and the Company Subsidiaries reflected on the 2021 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. Such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since June 30, 2021, no Company Group Member has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which any Company Group Member sells goods, fill orders or record sales.

(g)           All accounts payable of the Company Group reflected on the 2021 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2021 Balance Sheet, the Company Group Member has not altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

SECTION 4.08             Absence of Certain Changes or Events. Since June 30, 2021, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority; (b) no Company Group Member has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (c) there has not been a Company Material Adverse Effect; (d) there has not been any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect; (e) there has not been any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (f) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect; (g) there has not been any material change to a material contract or agreement by which the Company or any of its assets is bound or subject; (h) there has not been any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder; (i) there has not been any resignation or termination of employment of any officer or key employee of the Company; (j) there has not been any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets; (k) there has not been any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; (l) there has not been any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company; (m) there has not been receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; (n) there has not been to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; (o) there has not been any arrangement or commitment by the Company to do any of the things described in this Section 4.08; and (p) no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

SECTION 4.09             Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) including but not limited to any action brought by any third party, that is pending or, to the knowledge of the Company, threatened against any Company Group Member, or any property or asset of the Company Group Member, before any Governmental Authority. No Company Group Member nor any material property or asset of any Company Group Member is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

SECTION 4.10             Employee Benefit Plans.

(a)            Section 4.10a) of the Company Disclosure Schedule lists all currently effective employment and consulting agreements as of the date of this Agreement to which any Company Group Member is a party, with respect to which any Company Group Member has any obligation (other than customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, Employee Benefit Plans which are maintained, contributed to or sponsored by the Company Group Member or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of any Company Group Member (or their respective beneficiaries or dependents), or under which any Company Group Member or any ERISA Affiliate has or could incur any liability (contingent or otherwise) (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any Company Group Member would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)           With respect to each Plan, the Company has made available to Novus in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law, or as expressly contemplated by this Agreement.

(c)            None of the Plans is, nor has the Company or any ERISA Affiliate ever maintained, sponsored or contributed to or have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d)            No Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. No amount paid or payable by any Company Group Member or any of its Affiliates in connection with the Transactions will be classified as an “excess parachute payment” under Section 280G of the Code.

(e)            None of the Plans provides, nor does any Company Group Member or any ERISA Affiliate have or reasonably expect to have any obligation to provide retiree medical to any current or former employee, officer, director or consultant of any Company Group Member after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)            Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Company Group Member and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. As of the date of this Agreement, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)           There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the any Company Group Member or any ERISA Affiliate. There have been no acts or omissions by any Company Group Member or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary, or any ERISA Affiliate may be liable.

(i)             All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company Group or the applicable ERISA Affiliate.

(j)             Each Company Group Member and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)            Each Company Group Member and each ERISA Affiliate and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been administered and maintained in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)             Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

SECTION 4.11             Labor and Employment Matters.

(a)            Schedule 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation, including any and all outstanding annual bonuses and deferred bonuses. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)            (i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of its current or former employees, which Actions would be material to any Company Group Member; (ii) no Company Group Member is, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by any Company Group Member, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Company Group Member before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any Company Group Member.

(c)            The Company Group is and have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

SECTION 4.12             Real Property; Title to Assets.

(a)            The Company Group Member does not own any real property.

(b)           Section 4.12b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any Company Group Member leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Novus in the Virtual Data Room: (i) There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company Group Member the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company Group Member or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Company Group Member. There are at least two years remaining under the terms of each Lease. The Company owned real property and the Leased Real Property constitute all the property used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted on the date hereof.

(c)            Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Group Member to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to any Company Group Member. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)            The Company Group has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to any Company Group Member.

SECTION 4.13             Intellectual Property.

(a)            Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned by any Company Group Member: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $10,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company Group as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)           The Company Group solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use, pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing or pending. There are no agreements to which any Company Group Member is a party or by which it is bound that involve the license of any patent, copyright, trademark, trade secret or other proprietary right to or from any Company Group Member (other than (A) the nonexclusive license of the Company’s software and products in object code form in the ordinary course of business pursuant to standard end-user agreements the forms of which have been uploaded to the Virtual Data Room, (B) the nonexclusive license to the Company of standard, generally commercial available, “off-the-shelf” third party products and services or (C) Open Source Software licenses, or (iii) provisions restricting or affecting in any material respect the development, manufacture or distribution of any Company Group Member’s products or services, or (iv) indemnification by any Company Group Member with respect to infringement of proprietary rights.

(c)            The Company Group has taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information. No Company Group Member has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)           (i) There have been no claims filed and served, or threatened in writing (including email), against any Company Group Member, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of any Company Group Member (including the Products) has not and does not to the Company’s knowledge infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) no Company Group Member has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)            All persons who have contributed, developed or conceived any Company-Owned IP have executed valid and enforceable written agreements with a Company Group Member, substantially in the form made available to Merger Sub or Novus in the Virtual Data Room, and pursuant to which such persons assigned to the Company Group Member all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company Group Member, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)            Neither the Company Group Member nor, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.

(g)           Section 4.13(g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the general manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Products (including, as applicable, the applicable Product or Products, the manner and extent to which such item of Open Source Software interoperates with any Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).

(h)           No Company Group Member uses nor has used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(i)             To the Company’s Knowledge, there are no current unresolved material defects, technical concerns or problems in any of the Products currently offered by any Company Group Member which are not of the type that are capable of being remediated in the ordinary course of business without delaying the Company’s or any Company Subsidiary’s commercialization timeline as currently planned.

(j)            With respect to Business Systems, which do not constitute Products (the “IT Systems”), the Company or a Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since inception, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(k)            Each Company Group Member currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of any Company Group Member concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which the Company purports to adhere, and (iv) all contractual commitments that any Company Group Member has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company Group has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s employees and contractors of the Company Group receive reasonable training on information security issues. There is no Disabling Device in any of the Business Systems or Product components. Since inception, no Company Group Member has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(l)             The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws and Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. No Company Group Member is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Novus from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(m)          All past and current employees and independent contractors of the Company Group are under written obligation to one or more of the Company Group Members to maintain in confidence all confidential or proprietary information acquired or contributed by them in the course of their employment.

(n)           No Company Group Member is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate any Company Group Member to grant or offer to any other person any license or right to any Company-Owned IP.

SECTION 4.14             Taxes.

(a)            Each Company Group Member: (i) has duly filed all income and other material Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The unpaid Taxes of the Company as of the date of the Interim Financial Statements did not materially exceed the reserves for Taxes of the Company set forth in Interim Financial Statements. The Company has made available to Novus in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company and the Company Subsidiaries for tax years ended on or after December 31, 2017.

(b)           No Company Group Member is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or losses but in each case, excluding (i) customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes, or (ii) agreements between or among the Company and any of its Subsidiaries), nor does any Company Group Member have any liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement.

(c)            No Company Group Member will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (v) prepaid amount received on or prior to the Closing Date; (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law); or (vii) application of Section 965 of the Code.

(d)           Each Company Group Member has withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)           No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)            No Company Group Member has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes).

(g)           No Company Group Member (i) has any request for a ruling in respect of Taxes pending between any Company Group Member and any Tax Authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority.

(h)           In the two (2) years prior to the Closing Date, no Company Group Member has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)             No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)            No Tax Authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Company Group Member any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k)           There are no Tax liens upon any assets of any Company Group Member except for Permitted Liens.

(l)            No Company Group Member has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m)           No written claim has ever been made by a Tax Authority in a jurisdiction in which a Company Group Member does not file Tax Returns that any Company Group Member is or may be subject to taxation in such jurisdiction.

(n)           No Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions obtained in the ordinary course of business.

(o)           The Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.

(p)           No Company Group Member, after consultation with their respective tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, no Company Group Member has taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

SECTION 4.15             Environmental Matters.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Group Member (A) is and has been in compliance with applicable Environmental Laws and (B) holds and is and has been in compliance with all Environmental Permits; (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits; and (iii) all Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and each Company Subsidiary to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.

(b)           No Company Group Member has been or is the subject of any Environmental Claim, and no Environmental Claim is pending or threatened against the Company or against any Company Group Member whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any Order by any Company Group Member , except for any such Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, any Company Group Member.

(d)           No Company Group Member has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim.

(e)            No material Lien imposed by any Governmental Authority having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by any Company Group Member.

(f)            The Company has provided Novus with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the Company’s possession or, within its control, which were prepared within three years prior to the date hereof or, prior thereto, including any material documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

SECTION 4.16             Material Contracts.

(a)            Section 4.16a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)             each contract and agreement with consideration paid or payable to the Company Group of more than $1,000,000, in the aggregate, over any 12-month period;

(ii)            each contract and agreement with suppliers, manufacturers, assemblers or contractors to any Company Group Member for expenditures paid or payable by the Company Group of more than $1,000,000, in the aggregate, over any 12-month period;

(iii)           each contract and agreement with customers (including product development or similar agreements) of the Company Group obligating the Company or any Company Subsidiary for development or similar expenditures paid or payable by the Company Group of more than $1,000,000 individually over any 12-month period;

(iv)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which any Company Group Member is a party that are material to the business of the Company;

(v)           each management contract (including each contract for employment) involving payments by the Company Group in excess of $100,000 per annum and each contract with consultants and independent contractors involving payments by the Company Group in excess of $100,000 per annum;

(vi)          all bonus and commission plans of the Company Group, other than with respect to periodic discretionary bonuses payable under offer letters issued in the ordinary course;

(vii)         all contracts or agreements involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of any Company Group Member or income or revenues related to any Product of any Company Group Member to which any Company Group Member is a party;

(viii)        all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $1,000,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a security interest in or lien on any of the property or assets of any Company Group Member (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(ix)           all partnership, joint venture or similar agreements;

(x)            all contracts and agreements, including any grant agreements with any economic development or similar entity, with any Governmental Authority to which any Company Group Member is a party, other than any Company Permits;

(xi)           all contracts and agreements that limit, or purport to limit, the ability of any Company Group Member to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xii)          all contracts or arrangements that result in any person or entity holding a power of attorney from any Company Group Member that relates to the Company Group or its business;

(xiii)         all leases or master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

(xiv)         all agreements or instruments guarantying the debts or other obligations of any person;

(xv)          all contracts and agreements relating to the purchase of engineering or design services that involve more than $1,000,000, other than those contracts and agreements that have been fully performed and under which no further services are due;

(xvi)         all contracts involving use of any Company-Licensed IP required to be listed in Section 4.13(a)(ii) of the Company Disclosure Schedule;

(xvii)        contracts which involve the license or grant of rights to any Company Group Member or to Company-Owned IP by any Company Group Member;

(xviii)      all contracts or agreements under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xix)         all contracts or agreements under which any Company Group Member has agreed to treat any customer or grocer on a “most favored” basis; and

(xx)          agreement for the development of Company-Owned IP for the benefit of any Company Group Member (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Novus in the Virtual Data Room).

(b)           (i) Each Material Contract is a legal, valid and binding obligation of the applicable Company Group Member and, to the knowledge of the Company, the other parties thereto, and no Company Group Member is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has made available to Novus in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

SECTION 4.17             Insurance.

(a)            Section 4.17a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Company Group Member is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)           With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

SECTION 4.18             Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

SECTION 4.19             [RESERVED.]

SECTION 4.20             Customers and Suppliers.

(a)            Section 4.20(a) of the Company Disclosure Schedule sets forth a complete and list of customers of the Products (each a “Material Customer”), since inception. Except as set forth on Section 4.20(a) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the Knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member or its purchase of Products.

(b)           Section 4.20(b) of the Company Disclosure Schedule sets forth a complete and correct list of up to the ten largest vendors, suppliers, service providers and other similar business relations of the Company Group Member, in each case with expenditures in excess of $1,000,000 (each a “Material Vendor”) since inception, in each case measured by the expenditure by any Company Group Member during such period, and sets forth opposite the name of each Material Vendor the Company’s good faith estimate of the amount of consideration paid to such Material Vendor during such period. Except as set forth in Section 4.20(b) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.

SECTION 4.21             Certain Business Practices. Since inception, no Company Group Member or, to the Company’s knowledge, any directors or officers, agents or employees of any Company Group Member, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

SECTION 4.22         Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of any Company Group Member, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that any Company Group Member furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, any Company Group Member, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement any Company Group Member, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company Group Member has, since inception, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Company Group Member, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between any Company Group Member and any family member of any director, officer or other affiliate of any Company Group Member.

SECTION 4.23         Exchange Act. No Company Group Member is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.24         Information Provided for Novus Private Placement and Proxy Statement. None of the information regarding the Company or any of its affiliates supplied or to be supplied by the Company or any of its affiliates expressly for inclusion or incorporation by reference, if applicable, in the Proxy Materials will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the Company.

SECTION 4.25         Brokers. Except for Cowen and Company, LLC, Guggenheim Securities LLC and Goldman Sachs & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has provided Novus with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and each of Cowen and Company, LLC, Guggenheim and Goldman Sachs, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

SECTION 4.26         Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Novus, its affiliates or any of their respective Representatives by, or on behalf of, any Company Group Member, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Novus, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company Group (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Novus, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF Novus AND MERGER SUB

Except as set forth in the Novus SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Novus SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Novus SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Novus hereby represents and warrants to the Company as follows:

SECTION 5.01         Corporate Organization.

(a)       Each of Novus and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Novus Material Adverse Effect.

(b)       Merger Sub is the only subsidiary of Novus. Except for Merger Sub, Novus does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

SECTION 5.02         Organizational Documents. Each of Novus and Merger Sub has heretofore furnished to the Company complete and correct copies of the Novus Organizational Documents and the Merger Sub Organizational Documents. The Novus Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Novus nor Merger Sub is in violation of any of the provisions of the Novus Organizational Documents and the Merger Sub Organizational Documents.

SECTION 5.03         Capitalization.

(a)       The authorized capital stock of Novus consists of (i) 500,000,000 shares of Novus Class A Common Stock, (ii) 20,000,000 shares of Novus Class B Common Stock, and (iii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Novus Preferred Stock”). As of the date of this Agreement (i) 28,750,000 shares of Novus Class A Common Stock and 7,187,500 shares of Novus Class B Common Stock are issued and outstanding (which includes 28,750,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Novus Common Stock are held in the treasury of Novus, (iii) 14,749,999 Novus Warrants are issued and outstanding, and (iv) 14,749,999 shares of Novus Class A Common Stock are reserved for future issuance pursuant to the Novus Warrants. As of the date of this Agreement, there are no shares of Novus Preferred Stock issued and outstanding. Each Novus Warrant is exercisable for one share of Novus Common Stock at an exercise price of $11.50. At the Effective Time, unless previously converted, each outstanding share of Novus Class B Common Stock shall be automatically converted into a share of Novus Class A Common Stock.

(b)       As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Novus free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)       All outstanding Novus Units, shares of Novus Common Stock and Novus Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Novus Organizational Documents.

(d)       The Per Share Merger Consideration being delivered by Novus hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Novus Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)       Except for securities issued pursuant to the Subscription Agreements, securities issued by Novus as permitted by this Agreement and the Novus Warrants, Novus has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Novus or obligating Novus to issue or sell any shares of capital stock of, or other equity interests in, Novus. All shares of Novus Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Novus nor any subsidiary of Novus is a party to, or otherwise bound by, and neither Novus nor any subsidiary of Novus has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Support Agreement, Novus is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Novus Common Stock or any of the equity interests or other securities of Novus or any of its subsidiaries. There are no outstanding contractual obligations of Novus to repurchase, redeem or otherwise acquire any shares of Novus Common Stock. There are no outstanding contractual obligations of Novus to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

SECTION 5.04         Authority Relative to This Agreement. Each of Novus, and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Novus and Merger Sub and the consummation by each of Novus and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Novus or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Novus Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Novus Common Stock and the amendment and restatement of the Novus Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Novus Common Stock). This Agreement has been duly and validly executed and delivered by Novus and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Novus or Merger Sub, enforceable against Novus or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

SECTION 5.05         No Conflict; Required Filings and Consents.

(a)       Assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05b) have been obtained and all filings and obligations described in Section 5.05b) have been made, the execution and delivery of this Agreement by each of Novus and Merger Sub do not, and the performance of this Agreement by each of Novus and Merger Sub will not, (i) conflict with or violate the Novus Organizational Documents or the Merger Sub Organizational Documents, (ii) conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Novus or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Novus or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Novus or Merger Sub is a party or by which each of Novus or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Novus Material Adverse Effect.

(b)       The execution and delivery of this Agreement by each of Novus and Merger Sub do not, and the performance of this Agreement by each of Novus and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Novus or Merger Sub from performing its material obligations under this Agreement.

SECTION 5.06         Compliance. Neither Novus nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Novus or Merger Sub or by which any property or asset of Novus or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Novus or Merger Sub is a party or by which Novus or Merger Sub or any property or asset of Novus or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Novus Material Adverse Effect. Each of Novus and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Novus or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07         SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)       Novus has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 3, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Novus SEC Reports”). Novus has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Novus with the SEC to all agreements, documents and other instruments that previously had been filed by Novus with the SEC and are currently in effect. As of their respective dates, the Novus SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Novus SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Novus SEC Report. Each director and executive officer of Novus has filed with the SEC on a timely basis all documents required with respect to Novus by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)       Each of the financial statements (including, in each case, any notes thereto) contained in the Novus SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each (as may have been amended), fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Novus as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Novus has no off-balance sheet arrangements that are not disclosed in the Novus SEC Reports. No financial statements other than those of Novus are required by GAAP to be included in the consolidated financial statements of Novus.

(c)       Except as and to the extent set forth in the Novus SEC Reports, neither Novus nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Novus’s and Merger Sub’s business.

(d)       Novus is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(e)       Novus has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Novus and other material information required to be disclosed by Novus in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Novus’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Novus’s principal executive officer and principal financial officer to material information required to be included in Novus’s periodic reports required under the Exchange Act.

(f)        Novus maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Novus maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Novus has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Novus to Novus’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Novus to record, process, summarize and report financial data. Novus has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Novus. Since February 3, 2021, there have been no material changes in Novus internal control over financial reporting.

(g)       There are no outstanding loans or other extensions of credit made by Novus to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Novus has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)       Neither Novus (including any employee thereof) nor Novus’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Novus, (ii) any fraud, whether or not material, that involves Novus’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Novus or (iii) any claim or allegation regarding any of the foregoing.

(i)        As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Novus SEC Reports. To the knowledge of Novus, none of the Novus SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

SECTION 5.08         Absence of Certain Changes or Events. Since February 3, 2021 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Novus has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Novus has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Novus Material Adverse Effect, and (d) Novus has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

SECTION 5.09         Absence of Litigation. There is no Action pending or, to the knowledge of Novus, threatened against Novus, or any property or asset of Novus, before any Governmental Authority. Neither Novus nor any material property or asset of Novus is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Novus, continuing investigation by, any Governmental Authority.

SECTION 5.10         Board Approval; Vote Required.

(a)       The Novus Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Novus and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Novus approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Novus at the Novus Stockholders’ Meeting.

(b)      The only vote of the holders of any class or series of capital stock of Novus necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Novus Common Stock voting together as a single class.

(c)       The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii)  recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d)       The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11         No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or obtained or incurred any assets, obligation or liability, other than as contemplated by this Agreement or incident to its formation.

SECTION 5.12         Brokers. Other than Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Novus or Merger Sub.

SECTION 5.13         Novus Trust Fund. As of the date of this Agreement, Novus has no less than $287,500,000 in the trust fund established by Novus for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 3, 2021, between Novus and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Novus has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Novus or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Novus and the Trustee that would cause the description of the Trust Agreement in the Novus SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Novus, that would entitle any person (other than stockholders of Novus who shall have elected to redeem their shares of Novus Class A Common Stock pursuant to the Novus Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Novus Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Novus, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Novus shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Novus as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Novus due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Novus who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Novus in connection with its efforts to effect the Merger (including fees owed by Novus to Cowen and Company LLC, pursuant to that certain Business Combination Marketing Agreement, dated February 3, 2021, between Cowen and Company LLC and Novus). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Novus has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Novus at the Effective Time.

SECTION 5.14         Employees. Other than any officers as described in the Novus SEC Reports, Novus and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Novus’s officers and directors in connection with activities on Novus’s behalf in an aggregate amount not in excess of the amount of cash held by Novus outside of the Trust Account, Novus has no unsatisfied material liability with respect to any employee, officer or director. Novus and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

SECTION 5.15         Taxes.

(a)       Novus and Merger Sub (i) have duly filed all income and other material Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to have been paid by Novus or Merger Sub; (iii) have not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b)       Neither Novus nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of Tax credits or losses but in each case, excluding (i) customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes, or (ii) agreements between or among the Company and any of its Subsidiaries) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract or arrangement.

(c)       Each of Novus and Merger Sub has withheld and paid to the appropriate Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(d)       Neither Novus nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)       Neither Novus nor Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract or otherwise (other than customary Tax provisions in commercial agreements entered into in the ordinary course of business not primarily relating to Taxes).

(f)        Neither Novus nor Merger Sub (i) has any request for a ruling in respect of Taxes pending between either Novus or Merger Sub and any Tax Authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Tax Authority.

(g)       Neither Novus nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h)       No Tax Authority or agency has asserted in writing or, to the knowledge of Novus and Merger Sub, has threatened to assert against Novus or Merger Sub, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(i)        There are no Tax liens upon any assets of Novus or Merger Sub except for Permitted Liens.

(j)        No written claim has ever been made by a Tax Authority in a jurisdiction in which Novus or Merger Sub does not file Tax Returns that Novus or Merger Sub, as applicable, is or may be subject to taxation in such jurisdiction.

(k)       Neither Novus nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions obtained in the ordinary course of business.

(l)        Novus and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action Novus or Merger Sub have taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, Novus and Merger Sub have not taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

SECTION 5.16         Listing. The issued and outstanding Novus Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “NXU.U”. The issued and outstanding shares of Novus Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “NXU”. The issued and outstanding Novus Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE Market under the symbol “NXU WS”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Novus, threatened in writing against Novus by the NYSE or the SEC with respect to any intention by such entity to deregister the Novus Units, the shares of Novus Common Stock, or Novus Warrants or terminate the listing of Novus on the NYSE. None of Novus or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Novus Common Stock, or the Novus Warrants under the Exchange Act.

SECTION 5.17         PIPE Investment. Novus has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Novus with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to purchase shares of Novus Common Stock at a purchase price of $10.00 per share in the Private Placement solely for purposes of consummating the transactions contemplated hereby in an aggregate amount at least equal to the Minimum PIPE Commitment (such arrangement, the “PIPE Investment”). The Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Novus. Each Subscription Agreement is a legal, valid and binding obligation of Novus, enforceable against Novus in accordance with its terms subject to the Remedies Exceptions and, to the knowledge of Novus, is a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between Novus and any PIPE Investor relating to any Subscription Agreement or the Private Placement that could affect the obligation of such PIPE Investors to purchase the shares of Novus Common Stock in the Private Placement equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Novus under any material term or condition of any Subscription Agreement and, as of the date hereof, Novus has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Novus Common Stock in the Private Placement in commitment amount set forth in the Subscription Agreements on the terms therein.

SECTION 5.18         Fairness Opinion. The Novus Special Committee has received an opinion of Cassel Salpeter & Co., LLC (“Cassel Salpeter”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered by Cassel Salpeter in connection with the preparation thereof, the aggregate Per Share Merger Consideration to be issued by Novus in the Merger and aggregate number of shares of Novus Common Stock to be issued by Novus on conversion of the Company Series C Interim Preferred Stock, taken together, and excluding, in each case any Earn Out Shares, was fair, from a financial point of view, to Novus.

SECTION 5.19         Novus’s and Merger Sub’s Investigation and Reliance. Each of Novus and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Novus and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Novus, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Neither Novus nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member or any of its Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Company Group Member pursuant to this Agreement. No Company Group Member, nor any of its respective stockholders, affiliates or Representatives shall have any liability to Novus, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Novus or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Novus and Merger Sub acknowledge that no Company Group Member, nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Group Member.

ARTICLE VI.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01         Conduct of Business by the Company Pending the Merger.

(a)           The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Novus shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)          the Company, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii)         the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.

(b)          By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Company Group Member shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Novus (which consent shall not be unreasonably conditioned, withheld or delayed) except in connection with the issuance of the Company Series C Interim Preferred Stock:

(i)          amend or otherwise change its Company Group Organizational Documents;

(ii)       issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Group Member, provided that (1) the exercise or settlement of any Company Award in effect on the date of this Agreement or grants of Company Awards in the ordinary course of business consistent with past practice and the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock in effect on the date of this Agreement, and (2) the issuance or sale of any class of capital stock of the Company in a bona fide financing on the same terms as the Series C Preferred Stock up to an aggregate amount of $8,650,000 shall not require the consent of Novus (a “Company Permitted Interim Financing”); or (B) any material assets of any Company Group Member;

(iii)        form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)       declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)      reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)       (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets; provided that the incurrence of Company Permitted Interim Financing shall not require the consent of Novus;

(vii)      (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Company Group Member (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company Group may (1) increase base compensation of current directors, officers, employees or consultants as set forth on Section 6.01b)vii) of the Company Disclosure Schedule, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Schedule, (3) change the title of its employees in the ordinary course of business consistent with past practice, (4) enter into a new employment agreement or provide base compensation and incentives and benefits in the ordinary course of business consistent with past practice to any employee or consultant hired after the date of this Agreement who will be making less than $200,000 per annum, and (5) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.10(a) of the Company Disclosure Letter or put in place in the ordinary course of business consistent with past practice for any employee or consultant hired after the date of this Agreement that will be making less than $200,000 per annum;

(viii)     other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10a) of the Company Disclosure Schedule or that any Company Group Member is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Company Group Member;

(ix)        adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)         materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi)        (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)       materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to any Company Group Member, except in the ordinary course of business;

(xiii)      enter into any contract, agreement or arrangement that obligates any Company Group Member to develop any Intellectual Property related to the business of any Company Group Member or the Products, other than where the results of the Company’s or any Company Subsidiary’s performance would be Company-Owned IP;

(xiv)    intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP; or

(xv)       transfer, sublet, modify, terminate or otherwise amend any Lease or fail to satisfy the Company’s obligations under any Lease or other Contract;

(xvi)      enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require any Company Group Member to obtain consent from Novus to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Novus, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing Date. Prior to the Closing Date, each of Novus and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.02                     Conduct of Business by Novus and Merger Sub Pending the Merger. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), except as set forth on Section 6.02 of the Company Disclosure Schedule delivered by the Novus in connection with this Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Novus agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Novus and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Novus nor Merger Sub shall, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a)           amend or otherwise change the Novus Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Novus other than Merger Sub;

(b)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Novus Organizational Documents;

(c)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Novus Common Stock or Novus Warrants except for redemptions from the Trust Fund;

(d)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Novus or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Novus or Merger Sub, and in connection with a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated hereby;

(e)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f)            incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Novus, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated hereby;

(g)           make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(h)           (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(i)            (A) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (B) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee of Novus or Merger Sub;

(j)            liquidate, dissolve, reorganize or otherwise wind up the business and operations of Novus or Merger Sub;

(k)           amend the Trust Agreement or any other agreement related to the Trust Account; or

(l)            enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Novus to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Novus prior to the Closing Date. Prior to the Closing Date, each of Novus and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03                     Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Novus on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Novus, Merger Sub or any other person (a) for legal relief against monies or other assets of Novus or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Novus (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Novus consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Novus shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Novus prevails in such action or proceeding.

ARTICLE VII.

ADDITIONAL AGREEMENTS

SECTION 7.01                     Proxy Statement.

(a)           As promptly as practicable after the execution of this Agreement, subject to the terms of this Section 7.01, Novus (with the assistance and cooperation of the Company as reasonably requested by Novus) shall prepare and file with the SEC a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of Novus relating to the meeting of Novus’s stockholders (including any adjournment or postponement thereof, the “Novus Stockholders’ Meeting”) to be held to consider (i) approval and adoption of this Agreement and the Merger, (ii) approval of the issuance of Novus Class A Common Stock as contemplated by this Agreement and the Subscription Agreements, (ii) the second amended and restated Novus Certificate of Incorporation as set forth on Exhibit E and (iii) any other proposals the parties deem necessary to effectuate the Merger (collectively, the “Novus Proposals”). Novus shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Novus Class A Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by the stockholders of Novus immediately prior to the Effective Time. Novus and the Company shall each pay one half of all registration and filing fees and expenses due in connection with the Registration Statement. The Company shall furnish all information concerning the Company as Novus may reasonably request in connection with such actions and the preparation of the Proxy Statement and Registration Statement. Novus and the Company each shall use their reasonable best efforts to (i) cause the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, (iii) to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Registration Statement, Novus shall use commercially reasonable efforts to take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Novus Class A Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Novus shall mail the Registration Statement on Form S-4 and the Proxy Statement to its stockholders. Each of Novus and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Novus and the Company each shall use their reasonable best efforts to (x) cause the Proxy Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto and (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. As promptly as practicable following the clearance of the Proxy Statement by the SEC, Novus shall mail the Proxy Statement to its stockholders. Each of Novus and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Proxy Statement.

(b)           No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Novus or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Novus and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Novus Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Novus and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

(c)           Novus represents that the information supplied by Novus for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Novus, (iii) the time of the Novus Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Novus or Merger Sub, or their respective officers or directors, should be discovered by Novus which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Novus shall promptly inform the Company. All documents that Novus is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d)           The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Novus, (iii) the time of Novus’ Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Group Member, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Novus. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

SECTION 7.02                     Novus Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a)           Novus shall call and hold the Novus Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Novus Proposals, and Novus shall use its reasonable best efforts to hold the Novus Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Novus may postpone or adjourn the Novus Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Novus Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Novus Proposals or otherwise take actions consistent with Novus’s obligations pursuant to Section 7.10 of this Agreement. Novus shall use its reasonable best efforts to obtain the approval of the Novus Proposals at the Novus Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Novus Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Novus Board shall recommend to its stockholders that they approve the Novus Proposals and shall include such recommendation in the Proxy Statement.

(b)           Promptly following the execution of this Agreement, Novus shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

SECTION 7.03                     Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to Novus, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within forty-eight (48) hours after the Registration Statement becomes effective and deliver a copy of the Written Consent to Novus and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock and Company Preferred Stock for the purpose of voting solely upon the adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

SECTION 7.04                     Access to Information; Confidentiality.

(a)           From the date of this Agreement until the Effective Time, the Company and Novus shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.15b). Notwithstanding the foregoing, neither the Company nor Novus shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)           All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated February 2021 (the “Confidentiality Agreement”), between Novus and the Company.

(c)           Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

SECTION 7.05                     Exclusivity.

(a)           From and after the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, the Company shall not take, nor shall it permit any of its affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Novus, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination transaction any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions, (ii) any purchase of shares of Novus Common Stock in any Private Placement, or (iii) any issue of shares of Company Preferred Stock or Company Common Stock or any Company Series C Interim Preferred Stock or indebtedness or other securities convertible into or exercisable for any such Company Preferred Stock or Company Common Stock permitted without the consent of Novus in accordance with Section 6.01(b), including in any Company Permitted Interim Financing (a “Company Business Combination Proposal”) other than with Novus, its stockholders and their respective affiliates and Representatives or the PIPE Investors with respect to the Private Placement; provided that the foregoing shall not apply to, or restrict the Company from soliciting, structuring, entering into or consummating a Company Permitted Interim Financing.

(b)           After the date hereof until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 9.01, Novus shall not, nor shall Novus permit any of its controlled affiliates or Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Novus, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Novus Organizational Documents), in each case, other than the Transactions (a “Novus Business Combination Proposal”). In addition, Novus shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Novus Business Combination Proposal.

SECTION 7.06                     Employee Benefits Matters.

(a)           The parties shall cooperate to establish an equity incentive award plan that will allow the parties to effectuate the actions set forth in Section 3.01b)iv), which may include Novus assuming the Company Equity Plans or establishing a new equity incentive plan pursuant to which it may issue substitution awards. Novus, Merger Sub and the Company shall cooperate to take all actions necessary for the adoption of the Company Equity Plans to take place prior to the Effective Time.

(b)           The Company shall cause all notices to be timely provided to each recipient of a Company Award under a Company Equity Plan as required by the applicable Company Equity Plan.

(c)           Novus shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and any Company Subsidiary who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with any Company Group Member; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Novus shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d)           The Company shall cause all outstanding loans to persons who will be a director or executive officer following the Closing, to be repaid in full prior the Closing.

(e)           The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Novus, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

SECTION 7.07                     Adoption of Equity Plan. Prior to the effectiveness of the Proxy Statement and Registration Statement, Novus will adopt a customary equity incentive plan, which is reasonably acceptable to the Company. All awards under these plans shall be reserved for prior to Closing, provided, however, that the approval and actual issuance shall take place immediately following Closing.

SECTION 7.08                     Directors’ and Officers’ Indemnification.

(a)           The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, Novus agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Group Organizational Documents in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)           Prior to the Effective Time, Novus shall or shall cause Merger Sub to, purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s, Novus’ and Merger Sub’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company, Novus and Merger Sub, as applicable.

(c)           The Company shall obtain directors’ and officers’ liability insurance and Side A coverage, which shall include the acts or omissions of Novus’ officers and directors prior to the Closing (including with respect to the Transactions), in an amount of at least $10,000,000 of coverage to be bound at the Effective Time (the “D&O Policy”).

(d)           On the Closing Date, Novus shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Novus with the post-Closing directors and officers of Novus, which indemnification agreements shall continue to be effective following the Closing.

SECTION 7.09                     Notification of Certain Matters. The Company shall give prompt notice to Novus, and Novus shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

SECTION 7.10                     Further Action; Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)           Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)           Notwithstanding the generality of the foregoing, Novus shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, and the Company shall cooperate with Novus in such efforts. Novus shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 8.01(g) to fail.

SECTION 7.11                     Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Novus and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the NYSE, each of Novus and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Novus or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11. Neither party shall provide statements or give interviews of any description without the prior consent of the other party.

SECTION 7.12                     Stock Exchange Listing. Novus will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on the NYSE at Closing. Novus and the Company shall each pay one half of all filing fees and expenses due in connection with any such listing. During the period from the date hereof until the Closing, Novus shall use its reasonable best efforts to keep the Novus Class A Common Stock and Novus Warrants listed for trading on the NYSE.

SECTION 7.13                    Antitrust.

(a)           To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Novus each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. Novus and the Company shall each pay one half of all administrative filing fees and expenses due in connection with any such required filing. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)           Novus and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c)           No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14                     Trust Account. As of the Effective Time, the obligations of Novus to dissolve or liquidate within a specified time period as contained in Novus’s Certificate of Incorporation will be terminated and Novus shall have no obligation whatsoever to dissolve and liquidate the assets of Novus by reason of the consummation of the Merger or otherwise, and no stockholder of Novus shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Novus shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Novus (to be held as available cash on the balance sheet of Novus, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

SECTION 7.15                     Tax Matters.

(a)           After the Closing, each of Novus, Merger Sub, the Company and their respective affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Novus for the taxable year that includes the Merger), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)           Each of Novus, Merger Sub, and the Company and their respective affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Merger to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Merger may not qualify for the Intended Tax-Free Treatment; and (iii) in the event either Novus or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything in this Agreement to the contrary, no party shall be required to undertake any of the following in order to cause the Merger to qualify for the Intended Tax-Free Treatment: (x) modify the Per Share Merger Consideration; or (y) surrender, undermine or alter any of its other economic or legal rights pursuant to this Agreement to an extent that materially and adversely affects the benefits intended to be conferred upon Novus and its shareholders, initial stockholders, or any Affiliates thereof (as contemplated by this Agreement prior to giving effect to any surrendering, undermining or alteration of such rights).

(c)           For U.S. federal income Tax purposes, each of Novus, the Company and their respective affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Merger within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d)           For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreement; (ii) is aware of the Tax consequences of the Transactions; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement (including pursuant to Section 7.15b)), is not relying upon any representation or warranty from any party in determining the Tax treatment of the Transactions.

(e)           Each of Novus, Merger Sub, the Company and their respective affiliates and Representatives shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Action with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Novus, Merger Sub, the Company and their respective affiliates and Representatives shall retain all books and records with respect to Tax matters pertinent to the Company Group relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective Taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(f)           All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by the Company, and the parties to this Agreement will cooperate in filing all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

SECTION 7.16                     Directors. Novus shall take all necessary action so that immediately after the Effective Time, the board of directors of Novus is comprised of the individuals designated on Exhibit G.

SECTION 7.17                     Novus Expense Limitation. Novus agrees that its liability for fees and expenses of its and Merger Sub’s advisors in connection with the Transactions shall not exceed Fifteen Million Dollars ($15,000,000); provided, however, that such $15,000,000 shall exclude any (i) deferred underwriting fees and (ii) any fees and expenses relating to the Private Placement.

SECTION 7.18                     Company Financial Statements. The Company shall deliver to Novus such financial statements reviewed in accordance with PCAOB accounting standards, necessary for the filing of the Registration Statement (“Financial Statements”) within 15 days of the date of this Agreement.

SECTION 7.19                     IP Assignments. On or prior to the Closing, the Company shall deliver any assignments necessary to transfer to the Company any Intellectual Property that should be Company IP, as Novus requests.

ARTICLE VIII.

CONDITIONS TO THE MERGER

SECTION 8.01                     Conditions to the Obligations of Each Party. The obligations of the Company, Novus and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)           Company Stockholder Approval. The Company Stockholder Approval shall have been delivered to Novus.

(b)           Novus Stockholders’ Approval. The Novus Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Novus in accordance with the Proxy Statement, the DGCL, the Novus Organizational Documents and the rules and regulations of the NYSE.

(c)           Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d)           No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e)           HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)           Consents. All consents, approvals and authorizations set forth on Section 8.01f) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(g)           PIPE Closing. The sale and issuance by Novus of Novus Common Stock in an aggregate amount at least equal to the Minimum PIPE Commitments shall have been consummated in accordance with the terms of the Subscription Agreements.

(h)           Stock Exchange Listing. The shares of Novus Class A Common Stock shall be listed on the NYSE, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

SECTION 8.02                     Conditions to the Obligations of Novus and Merger Sub. The obligations of Novus and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 4.04 and Section 4.245 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except, in the case of Section 4.03c), to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement) (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Novus, Merger Sub or their affiliates and (iv) the other provisions of ARTICLE IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)           Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)           Officer Certificate. The Company shall have delivered to Novus a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02a), Section 8.02b) and Section 8.02(d).

(d)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)            Resignation. Other than those persons identified as continuing directors on Exhibit G, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f)            Registration Rights Agreement; Sponsor Restricted Stock Agreement. All parties to the Registration Rights Agreement, and the Sponsor Restricted Stock Agreement (other than Novus and the Novus stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Registration Rights Agreement, and the Sponsor Restricted Stock Agreement, duly executed by all such parties.

(g)            Lock-Up Agreements. All parties to the Lock-Up Agreements shall have delivered, or cause to be delivered, to Novus copies of the Lock-Up Agreements duly executed by all such parties.

(h)            FIRPTA Tax Certificates. The Company shall deliver to Novus in a form reasonably acceptable to Novus, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Novus with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i)            PIPE Closing. The sale and issuance by Novus of Novus Common Stock in an aggregate amount at least equal to the Minimum PIPE Commitments shall have been consummated in accordance with the terms of the Subscription Agreements.

(j)            Insurance Matters. The Company shall have paid in full the D&O Policy and shall have provided Novus with the D&O Policy insurance binder.

(k)            Minimum Cash. As of the Closing, after consummation of the Private Placements and after distribution of the Trust Fund pursuant to Section 7.14, deducting all amounts to be paid pursuant to the exercise of Redemption Rights, Novus shall have cash on hand equal to or in excess of $170,000,000 (for the avoidance of doubt, such cash shall be determined prior to the payment of any transaction fees, costs and expenses paid or required to be paid by Novus prior to Closing and the payment of such fees, costs and expenses shall be paid or payable out of such cash on hand).

(l)            Officer Loans. All loans between the Company and any person who shall serve as a director or officer of Novus post-Closing shall have been paid off in full prior to the Closing.

SECTION 8.03      Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)           Representations and Warranties. The representations and warranties of Novus and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Novus, Merger Sub or their affiliates and (iv) the other provisions of ARTICLE V shall be true and correct in all respects (without giving effect to any “materiality,” “Novus Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Novus Material Adverse Effect.

(b)            Agreements and Covenants. Novus and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer Certificate. Novus shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Novus, certifying as to the satisfaction of the conditions specified in Section 8.03a) and Section 8.03b).

(d)          Material Adverse Effect. No Novus Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)           Registration Rights Agreement; Sponsor Restricted Stock Agreement. All parties to the Registration Rights Agreement, and the Sponsor Restricted Stock Agreement (other than the Company and the Company stockholders party thereto, if applicable) shall have delivered, or cause to be delivered, to the Company copies of the Registration Rights Agreement and the Sponsor Restricted Stock Agreement, duly executed by all such parties.

(f)           Trust Fund. Novus shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Novus immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Novus in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of Novus’s fees and expenses incurred in connection with this Agreement and the Transactions.

ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01      Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Novus, as follows:

(a)            by mutual written consent of Novus and the Company; or

(b)            by either Novus or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)           by either Novus or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d)           by either Novus or the Company if any of the Novus Proposals shall fail to receive the requisite vote for approval at the Novus Stockholders’ Meeting; or

(e)          by Novus if the Company shall have failed to deliver the Written Consent to Novus within ten (10) days of the registration statement becoming effective; or

(f)          by Novus upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02a) and 8.02b) would not be satisfied (“Terminating Company Breach”); provided that Novus has not waived such Terminating Company Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Novus may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Novus to the Company; or

(g)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Novus and Merger Sub set forth in this Agreement, or if any representation or warranty of Novus and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating Novus Breach”); provided that the Company has not waived such Terminating Novus Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Novus.

(h)            By Novus if the Financial Statements shall not have been delivered to Novus by the Company on or before not later than 15 days from the date hereof.

SECTION 9.02      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in this Section 9.02, Article X, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto.

SECTION 9.03      Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. For avoidance of doubt, all filing, registration and listing fees and expenses shall be paid one half by each of the parties hereto.

SECTION 9.04      Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto; provided, that each party shall be responsible for the fees and expenses payable by such party to its respective representatives with respect to such matters.

SECTION 9.05      Waiver. At any time prior to the Effective Time, (i) Novus may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Novus or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Novus or Merger Sub contained herein or in any document delivered by Novus and/or Merger pursuant hereto and (c) waive compliance with any agreement of Novus or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X.

GENERAL PROVISIONS

SECTION 10.01      Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Novus or Merger Sub:

Novus Capital Corporation
8556 Oakmont Lane

Indianapolis, IN 4626
Attention: Larry M. Paulson, Chairman and, Robert J. Laikin, CEO
Email: larrympaulson@gmail.com; robertjlaikin@gmail.com

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10019

Attention: Robert J. Mittman and Kathleen Cunningham
Email: rmittman@blankrome.com, kcunningham@blankrome.com

if to the Company:

Energy Vault, Inc.
130 West Union Street

Pasadena, CA 91103

Attention: Robert Piconi
Email: rob@energyvault.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Bush Plaza, 12th Floor
San Francisco, CA 94104
Attention: Michael H. Irvine
Email: mirvine@gunder.com

SECTION 10.02      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04      Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07      Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08      Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09     Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.10      Specific Performance.

(a)            The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(b)            The parties further agree that the Company would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Subscription Agreements do not perform their obligations under the provisions of such Subscription Agreements (including failing to take such actions as are required of them thereunder to consummate the Private Placement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) if the parties to the Subscription Agreements do not perform their obligations under the provisions of the Subscription Agreements, then (1) the Company shall have the right to either (at the Company’s election) (I) on behalf of Novus, seek an injunction, specific performance, or other equitable relief, to prevent breaches of such Subscription Agreements and to enforce specifically the terms and provisions thereof, without proof of damages or (II) seek an injunction, specific performance, or other equitable relief, to cause Novus to prevent breaches of the Subscription Agreements and to cause Novus to enforce specifically the terms and provisions thereof, without proof of damages, in each case of the foregoing clauses (I) and (II), prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which it is entitled under this Agreement, and (2) Novus shall not object or otherwise oppose any Action pursuant to which the Company is exercising its rights pursuant to the foregoing clause (1), and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement.

(c)            Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

SECTION 10.11      No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud, and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature Page Follows.]

IN WITNESS WHEREOF, Novus, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOVUS CAPITAL CORPORATION II

By	/s/ Robert J. Laikin
Name: Robert J. Laikin
Title: CEO

NCII MERGER CORP.

By	/s/ Robert J. Laikin
Name: Robert J. Laikin
Title: CEO

ENERGY VAULT, INC.

By	/s/ Robert Piconi
Name: Robert Piconi
Title: Co-Founder and Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

EXHIBIT A

Form of Amended and Restated Registration Rights Agreement

[Attached]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of __, 2021 (the “Effective Date”) by and among Novus Capital Corporation II, a Delaware corporation (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, NCCII Merger Corp., a Delaware corporation and Energy Vault, Inc., a Delaware corporation (“Energy Vault”) are party to that certain Business Combination Agreement and Plan of Reorganization dated as [__] __, 2021 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into Energy Vault, with Energy Vault surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of February 3, 2021 (the “Prior Agreement”);

WHEREAS, certain of the Holders currently hold an aggregate of [___] shares of the Company’s Class B common stock, par value $0.0001 per share, which upon consummation of the Merger will be converted to an equal number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Business Day” means any day other than a Sunday or a day on which the Federal Reserve Bank of New York is closed.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall mean the Demanding New Holders and/or Demanding Original Holders, as the case may be.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” shall have the meaning given in subsection 2.1.1.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or, in the case of a Prospectus, an untrue statement of material fact or an omission to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“New Holders” shall have the meaning given in the Recitals hereto.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Original Holders” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Warrants” means Warrants of the Company purchased by certain of the Original Holders at the time of the Company’s initial public offering.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Original Holder as of the date of this Agreement, (b) any of the Business Combination Shares held by the New Holders as of the date of this Agreement, (c) any of the Private Warrants and any shares of Common Stock issuable upon the exercise thereof, and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such security shall cease to be a Registrable Security when: (A) a Registration Statement with respect to the offer or sale of such securities shall have become effective under the Securities Act; (B) such security shall have been otherwise transferred by a Holder, a new certificate or book-entry for such security not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such security shall not require registration under the Securities Act; (C) such security shall have ceased to be outstanding; (D) such security may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions, limitations or conditions) or (E) such security has been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company, including the cost of rendering any opinion or negative assurance letter;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the cost of rendering any comfort letter; and

(F) reasonable fees and expenses of one (1) legal counsel for all holders of registrable securities to be registered for offer and sale in the applicable Registration, selected by (i) holders of the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) holders of the majority-in-interest of Original Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, or (iii) holders of the majority-in-interest of New Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, and (iv) Robert J. Laikin and Larry M. Paulson on behalf of the Original Holders in the case of a Resale Shelf Registration Statement; provided, however, that such reimbursable fees and expenses shall not exceed $50,000, per Registration Statement.

“Registration Statement” shall mean any registration statement (including a registration statement filed pursuant to Rule 462(b) of the Securities Act) that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Sponsor Restricted Stock Agreement” shall mean that certain Sponsor Restricted Stock Agreement, by and among the Company, the stockholders of the Company identified therein and Energy Vault, dated as of [●], 2021.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1      Demand Registration.

2.1.1            Request for Registration.  Subject to the provisions of Subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is 90 days prior to the final expiration (the “Expiration Date”) of the lock-up provisions set forth in the Lock-up Agreement between the Company and the New Holders or the Original Holders being entered into as of the Effective Date, (i) New Holders holding at least 20% of the then-outstanding number of Registrable Securities held by all New Holders (such New Holders, the “Demanding New Holders”) or (ii) Original Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Original Holders (such Original Holders, the “Demanding Original Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (“Form S-3”) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount, not to be less than $25 million, and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”).  The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company.  Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall file the form, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, and in no case prior to the Expiration Date, for the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration.  Under no circumstances shall the Company be obligated to effect more than an aggregate of (i) two (2) Registrations pursuant to a Demand Registration on behalf of the Demanding Original Holders and (ii) two (2) Registrations pursuant to a Demand Registration on behalf of the Demanding New Holders under this subsection 2.1.1.

2.1.2            Effective Registration.  Notwithstanding the provisions of Subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (y) such stop order or injunction is removed, rescinded or otherwise terminated, and (z) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3            Underwritten Offering.  Subject to the provisions of Subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company with approval from the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4            Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5            Demand Registration Withdrawal.  A majority-in-interest of the Demanding New Holders, in the case of a Registration under subsection 2.1.1 initiated by the New Holders, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration.  If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2      Piggyback Registration.

2.2.1            Piggyback Rights.  If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) on Form S-4 filed in connection with the Business Combination or (vi) filed pursuant to Section 2.3 hereof, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities then outstanding as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”).  The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2            Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)            If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)            If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3            Piggyback Registration Withdrawal.  Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration.  The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights.  For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3      Resale Shelf Registration Rights

2.3.1            Registration Statement Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than the later of (i) thirty (30) calendar days following the closing of the Business Combination and (ii) twenty (20) Business Days following the closing of the Business Combination, a Registration Statement for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-1. The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the closing of the Business Combination and (ii) the tenth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the restrictions provided in the Sponsor Restricted Stock Agreement and the Lock-up Agreement between the Company and the relevant Holders, each being entered into as of the date hereof), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders. Promptly following the date upon which the Company becomes eligible to use a Registration Statement on Form S-3, the Company shall file a post-effective amendment on Form S-3 to the Resale Shelf Registration Statement (an “S-3 Conversion”).

2.3.2            Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.3.3            Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.3.4            Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced in order to include first, the number of shares of Common Stock included in the Resale Shelf Registration Statement that are held by PIPE Investors (as defined in the Business Combination Agreement), and second, the Registrable Securities under this Agreement, on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.5            Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

Section 2.4      Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement.  In such event, the Company shall have the right to defer a filing pursuant to Section 2.1 for the shortest period of time determined in good faith by the Company to be necessary for such purpose, but in any event no longer than a period of more than thirty (30) days.

ARTICLE III
COMPANY PROCEDURES

Section 3.1      General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4            prior to any public offering of Registrable Securities, use its reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9            at least five (5) days prior to the filing of any Registration Statement or Prospectus, furnish a copy thereof to counsel for the sellers of such Registrable Securities;

3.1.10          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11          permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to such managing Underwriter;

3.1.13          on the date the Registrable Securities are delivered for sale pursuant to an Underwritten Registration, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Underwritten Registration, addressed to the Underwriters covering such legal matters with respect to the Underwritten Registration in respect of which such opinion is being given as the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such managing Underwriter;

3.1.14            in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15            make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16            if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $100,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17            otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2      Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company.  It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of one legal counsel representing the Holders not to exceed $50,000 per Registration.

Section 3.3      Requirements for Participation in Underwritten Offerings.  No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4      Suspension of Sales.  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the filing or effectiveness of a Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement for the shortest period of time, but in no event more than sixty (60) days, determined in good faith by the Company to be necessary for such purpose. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any Misstatement, the Holders agree that (i) they will immediately discontinue offers and sales of the Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Holders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the Misstatements referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) they will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in each Holder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5      Reporting Obligations.  As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings.  The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.  Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6      Limitations on Registration Rights. From and after the date of this Agreement, other than the registration rights granted in subscription agreements with the PIPE Investors (as defined in the Business Combination Agreement), the Company shall not, without the prior written consent of holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders herein.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1      Indemnification

4.1.1     The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any actual or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any actual or alleged Misstatement, but only to the extent that such actual or alleged Misstatement is made in reliance on and in conformity with any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.

4.1.3            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.  The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 hereof from the indemnifying party is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any actual or alleged Misstatement, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability.  The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
GENERAL PROVISIONS

Section 5.1            Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 5.2           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by confirmation from the recipient of such notice or communication), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 5.3           Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer, assignment or delegation made other than as provided in this Section 5.3 shall be null and void.

Section 5.4           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties (including by electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 5.5           Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by (i)  the Company, (ii) holders of a majority of the Registrable Securities held by the Original Holders at such time, and (iii) holders of a majority of the Registrable Securities held by the New Holders at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 5.6           Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 5.7           Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.8           Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Section 5.9           Term. This Agreement shall terminate upon the earlier of (i) the fifth (5th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article 4 shall survive any termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

NOVUS CAPITAL CORPORATION II

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

HOLDER:

SCHEDULE A

ORIGINAL HOLDERS:

NEW HOLDERS:

EXHIBIT B

Form of Lock-Up Agreement

[Attached]

               , 2021

Novus Capital Corporation

8556 Oakmont Lane

Indianapolis, IN 46260

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement and Plan of Reorganization (the “BCA”) entered into by and among Novus Capital Corporation II, a Delaware corporation (the “Company”), NCCII Merger Corp., a Delaware corporation (“Merger Sub”) and Energy Vault, Inc., a Delaware corporation (“EV”), pursuant to which, among other things, Merger Sub will be merged with and into EV on the date hereof (the “Merger”), with EV surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1.           Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the Board of Directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Class A Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 365 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below in respect of 50% of the Lock-up Shares; provided, however, that if any party who enters into a letter agreement relating to the subject matter hereof as contemplated by the BCA (each, a “Lock-Up Stockholder”) on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), the less restrictive terms and conditions in such letter agreement with such Lock-Up Stockholder shall apply to the Securityholder.

2.            The restrictions set forth in paragraph 1 shall not apply to:

(i)            in the case of an entity, Transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution or transfer to direct or indirect members, general partners, limited partners or shareholders of the undersigned, or each of their employees or officers;

(ii)            in the case of an individual, Transfers by bona fide gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)            in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)            in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)          in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)            in the case of an entity that is a trust, Transfers to a beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)          in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)          Transfers of any shares of Common Stock or other securities acquired as part of the Private Placements with PIPE Investors (each as defined in the BCA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements with PIPE Investors;

(ix)            Transfers of shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger

(x)            the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards or restricted stock unit awards of Common Stock, it being understood that all such shares of Common Stock received by the undersigned upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period, and (x) any related transfer of shares of Common Stock to the Company in connection therewith (1) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (2) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or restricted stock unit awards, or as a result of the vesting of such shares of Common Stock; (y) solely with respect to shares of Common Stock underlying the restricted stock units set forth on Schedule A hereto, any related sale of shares of Common Stock solely to cover the tax withholding liability related to such vesting of restricted stock unit awards through a broker in accordance with the terms of the applicable equity incentive plan or arrangement approved by the Company’s Board of Directors;

(xi)          Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)            the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act (as may be amended from time to time), provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(xiii)          transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property;

(xiv) transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction; and

(xv) the creation of any charge, lien, mortgage, pledge or other security interest or posting as collateral of any Common Stock of the Company in connection with a bona fide loan transaction provided that the Lock-Up Shares transferred in connection with enforcement of such loan transaction remain subject to the terms of this letter and any lender transferee agrees in writing to be bound by the restrictions set forth herein.

provided, however, that (A) in the case of clauses (i) through (vii) and clause (xiii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this agreement, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended; and

provided, further, that with respect to the Securityholders which were securityholders of Novus prior to the closing date of the Merger, the Lock-up Shares shall only include those shares of Common Stock that were purchased or acquired by the Securityholder as part of the initial 6,468,750 founders shares of the Company (after giving effect to the forfeiture of 718,750 founder shares), 5,166,666 warrants held by the Securityholders (the “Founder Warrants”) and the shares of Common Stock issuable upon the exercise of the Founder Warrants, the number of which is set forth on the signature page hereto.

3.            With respect to 50% of the Lock-up Shares (half of which may be Restricted Shares, as defined in the Sponsor Restricted Stock Agreement by and among the Company, stockholders of the Company identified therein and EV) (the “Early Release Shares”), the Lock-Up Period shall terminate upon 180 days after the closing date of the Merger. With respect to the shares held by the undersigned that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger. With respect to the Founder Warrants and the shares of Common Stock issuable upon exercise of the Founder Warrants, the Lock-Up Period shall terminate 180 days after the closing date of the Merger.

4.            In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.            This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (i) the undersigned Securityholder, (ii) the Company and (iii) the Novus’s designee to the Board of Directors of the Company listed on Exhibit H to the BCA or, if such person is not serving as a Director of the Company, Robert J. Laikin or Larry Paulson.

6.            No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

7.            This letter shall only be binding upon the undersigned if all individuals who are officers and directors of EV, immediately prior to the effective time of the merger and holders of at least one percent (1%) or more of the aggregate capital stock of EV outstanding immediately prior to the effective time (together with the officers and directors of EV as of immediately prior to the effective time of the merger, the “EV Release Parties”) enter into letters with substantially identical terms and such agreements remain in full force and effect for the same duration as this letter (or any obligations are released on a pro rata basis as between all signatories of such letters). In the event that a release is granted to any such EV Release Party, who is a party to a lock-up agreement relating to the restrictions set forth above, a number of shares of Common Stock held by the undersigned shall be immediately, fully and irrevocably released in the same manner and on the same terms from any remaining restrictions set forth above on a pro rata basis (calculated based on the percentage of ownership held by the EV Release Party of capital stock of EV outstanding as of immediately prior to the effective time of the merger and, for the avoidance of doubt, without regard to shares sold in the Private Placements to the PIPE Investors) and the Company shall notify the undersigned of any such requested release within two (2) business days of such granted request. Notwithstanding the foregoing, the provisions of the previous sentence will not apply in the case of any secondary underwritten public offering of shares of Common Stock (including a secondary underwritten public offering with a primary component).

This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.          This Letter Agreement shall terminate upon the earlier to occur of (i) the termination of the Lock-up Period, as provided herein, and (ii) the termination of the BCA.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

If stockholder is an individual:

Signature:
Print Name:

If stockholder is an entity:
Name of Stockholder:

Signature:
Name:
Title:

[Number of Lock-up Shares: ]

EXHIBIT C

Sponsor Support Agreement

[Attached]

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of September 8, 2021 (this “Agreement”), is entered into by and among Novus Capital Corporation II, a Delaware corporation (“Novus”), Energy Vault, Inc., a Delaware corporation (the “Company”), and certain Persons whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”), in each case, solely in such Stockholder’s capacity as a Stockholder (and not in any other capacity).

WHEREAS, Novus, NCCII Merger Corp., a Delaware corporation and wholly owned subsidiary of Novus (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement a copy of which has been made available to the Stockholders (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus; and

WHEREAS, as of the date hereof, each Stockholder owns of record and/or beneficially the number of shares of Novus Common Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Novus Common Stock and any shares of Novus Common Stock of which ownership of record or the power to vote or dispose is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”; provided however with respect to NCCII Co-Invest LLC, the term “Shares” shall mean only the shares of Novus Class B Common Stock held by such holder.)

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.            Agreement to Vote. Each Stockholder, by this Agreement, with respect to his, her or its Shares, severally and not jointly, (unless this Agreement shall have been terminated in accordance with Section 9) hereby agrees to vote (or cause to be voted), in person or by proxy, at any meeting of the stockholders of Novus, all of such Stockholder’s Shares held by such Stockholder at such time (a) in favor of (1) the approval and adoption of the BCA and approval of the Merger and all other transactions contemplated by the BCA, (2) the approval of the issuance of Novus Common Stock as contemplated by the BCA and the Subscription Agreements, (3) the approval and adoption of the second amended and restated Certificate of Incorporation of the Surviving Corporation as set forth on Exhibit E of the BCA, (4) the approval and adoption of an equity incentive plan, as set forth in Section 7.01 and Section 7.07 of the BCA, and (5) any other action, proposal that the Company and Novus deem necessary to effect the Transactions (collectively, the “Novus Proposals”) and (b) against any action, agreement or transaction or proposal that would reasonably be expected to result in the failure of the Transactions from being consummated. Each Stockholder acknowledges that a copy of the BCA has been made available to such Stockholder.

2.            Redemption. Unless this Agreement shall have been terminated in accordance with Section 9, each Stockholder, severally and not jointly, hereby agrees that such Stockholder shall waive any and all Redemption Rights with respect to the Novus Proposals and shall not elect to cause Novus to redeem any Shares beneficially owned or owned of record by such Stockholder in connection with the Novus Proposals. Each Stockholder hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account with respect to the shares of Novus Common Stock owned by the Stockholder.

3.            Transfer of Shares. Unless this Agreement shall have been terminated in accordance with Section 9, each Stockholder, severally and not jointly, agrees that it shall not (a) sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except to another stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares, except as permitted in clause (a) of this Section 3; provided, that the foregoing shall not prohibit the transfer of the Shares to (i) if Stockholder is an individual (A) to any affiliate of such Stockholder, member of such Stockholder’s immediate family, or to a trust for the direct or indirect benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (B) as a bona fide gift to any charitable organization or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; or (ii) if Stockholder is an entity, any equityholder, partner, member, or affiliate of Stockholder, or any investment fund or other entity controlling, controlled by, managed by or under common control with the Stockholder or affiliates of the Stockholder, but only if, in the case of clause (i) and (ii), such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4.            Exclusivity. Unless this Agreement shall have been terminated in accordance with Section 9, each Stockholder, severally and not jointly, agrees not to, and shall cause its Representatives not to, directly or indirectly, solicit, initiate, continue, or engage in any discussions or negotiations with, or enter into any agreement with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or commence due diligence with respect to, or otherwise cooperate in any way, with any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning, relating to, or which is intended or is reasonably likely to give rise to or result in, a Novus Business Combination Proposal, as such term is defined in the BCA. Each Stockholder shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Novus Business Combination Proposal (other than the transactions contemplated by the BCA) to the extent required by the BCA.

5.            Entry into Closing Agreements. Each Stockholder is delivering, simultaneously herewith, a Stockholder Rights Agreement with Novus, the Company and the stockholders of the Company. Unless this Agreement shall have been terminated in accordance with Section 9, each Stockholder, severally and not jointly, agrees that such Stockholder shall execute and deliver to Novus a copy of each of the Sponsor Restricted Stock Agreement and the Amended and Restated Registration Rights Agreement (each in substantially the form attached to the BCA) at Closing.

2

6.            Loans and Advances. Each Stockholder waives any rights under any contract or arrangement with Novus to convert all or any portion of any amounts loaned or advanced to Novus or its subsidiaries at any time prior to or at the Closing into warrants to purchase shares of Novus Common Stock.

7.            Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to Novus as follows:

(a)            The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or Governmental Authority, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents or any agreement (including any voting agreement or letter agreement with Novus) to which such Stockholder is a party.

(b)            As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to, and/or owns beneficially, the Shares set forth opposite the Stockholder’s name on Exhibit A free and clear of any Liens of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Novus Organizational Documents and (iv) the Insider Letter Agreement, as defined below, to vote in accordance with this Agreement and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c)            Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

(d)            As of the date hereof, there are no outstanding loans or advances from such Stockholder or their respective Affiliates to Novus or its subsidiaries.

8.            Restricted Share Legend.

(a)            Each Stockholder agrees that the Shares shall be subject to the restrictions set forth herein, including as set forth in Section 3.

(b)            Each Stockholder agrees that, in connection with the Transactions, the Shares, the Restricted Shares (as defined in the Sponsor Restricted Stock Agreement) and certain shares of the Novus Common Stock subject to lock-up restrictions pursuant to the Lock-Up Agreement (the “Lock-Up Shares” and together with the Shares and the Restricted Shares, the “Restricted Sponsor Shares”) shall, concurrently with the Closing, have the Legend (as defined below) affixed to them as set forth in this Section 8. The restrictions set forth pursuant to Section 3 above, the Sponsor Restricted Stock Agreement, and the Lock-Up Agreement are collectively referred to as the “Transfer Restrictions”). Each Stockholder acknowledges and agrees that the Restricted Sponsor Shares shall be subject to the Transfer Restrictions until such Transfer Restrictions expire in accordance with the terms of this Agreement, the Lock-Up Agreement, and/or the Sponsor Restricted Stock Agreement, as applicable, respectively.

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(c)            Legends. The books and records of Novus evidencing the Restricted Sponsor Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR RESTRICTED STOCK AGREEMENT, DATED AS OF [●], 2021, THE LOCK-UP AGREEMENT, DATED AS OF [●], 2021 AND THE SPONSOR SUPPORT AGREEMENT DATED AS OF SEPTEMBER 8, 2021, BY AND AMONG NOVUS CAPITAL CORPORATION II AND THE OTHER PARTIES THERETO.

(d)            Procedures Applicable to the Restricted Sponsor Shares. As soon as practicable, and in any event within two (2) business days after the removal of the Transfer Restrictions in accordance with this Agreement, the Lock-Up Agreement and the Sponsor Restricted Stock Agreement, respectively, Novus shall remove, or cause to be removed, the Legend from the books and records of Novus evidencing the Restricted Sponsor Shares with respect to which such Transfer Restrictions have been removed and such shares shall no longer be subject to any of the terms of this Section 8.

9.            Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms; and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 9 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

10.            Miscellaneous.

(a)            Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)            All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 10(b)):

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If to Novus, to it at:

Novus Capital Corporation
8556 Oakmont Lane

Indianapolis, IN 4626
Attention: Robert J. Laikin, Chairman and Larry M. Paulson, President & CEO
Email: robertjlaikin@gmail.com, larrympaulson@gmail.com

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020

Attention: Robert J. Mittman and Kathleen Cunningham
Email: rmittman@blankrome.com; kcunningham@blankrome.com

if to the Company:

Energy Vault, Inc.
130 West Union Street

Pasadena, CA 91103

Attention: Robert Piconi, CEO
Email: rob@energyvault.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Bush Plaza, 12th Floor
San Francisco, CA 94104
Attention: Michael H. Irvine
Email: mirvine@gunder.com

If to a Stockholder, to the address or email address set forth for Stockholder on the signature page hereof.

(c)            If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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(d)            This Agreement, together with the BCA, the Sponsor Restricted Stock Agreement and the Lock-Up Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including the Letter Agreement (the “Insider Letter Agreement”) entered into in February 2021, between the Stockholders and Novus and delivered to Novus and the Representative, as defined therein, to the extent any of the provisions hereof are inconsistent therewith, it being acknowledged that the Insider Letter Agreement will terminate by its terms upon the Effective Date and shall continue in full force and effect, unamended hereby upon the termination of this Agreement pursuant to Section 9 (b) or (c)  hereof. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Novus and (iii) the holders of a majority of the Shares. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of Novus and the Company.

(e)            Except as set forth below, this Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Novus’ permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement. The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other contract between such Stockholder, on the one hand, and the Company or Novus, on the other hand. The existence of any claim or cause of action by any such Stockholder against the Company or Novus shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Novus or the Company under the BCA, or any of the rights or remedies of Novus or the Company or any of the obligations such Stockholder under any agreement between such Stockholder or the Company or any certificate or instrument executed by such Stockholder in favor of Novus or the Company; and nothing in the BCA or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of such Stockholder under this Agreement.

(f)            The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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(g)            This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

(h)            This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(i)            At the request of Novus or the Company, in the case of any Stockholder, at the request of Novus, in the case of the Company, or at the request of the Company, in the case of Novus, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(j)            This Agreement shall not be effective or binding upon any Stockholder until such time as the BCA is executed and delivered by the Company, Novus and Merger Sub.

(k)            Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10(k)(i).

(l)            Stockholder signs this Agreement solely in Stockholder’s capacity as a holder of Shares of Novus, and not in Stockholder’s capacity as a director, officer or employee of Novus or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Novus in the exercise of his or her fiduciary duties as a director or officer of Novus or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Novus or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary, provided that nothing contained in this Section 10(l) shall obviate any of the Stockholder’s obligations under Sections 1, 2, 3, 5 and 6 of this Agreement.

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(m)            Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NOVUS CAPITAL CORPORATION II

By:	/s/ Robert J. Laikin
Name:	Robert J. Laikin
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ENERGY VAULT, INC.

By:	/s/ Robert A. Piconi
Name:	Robert A. Piconi
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDERS:

RONALD J. SZNAIDER

By:	/s/ Ronald J. Sznaider

HEATHER GOODMAN AND DOUG RAETZ, TENANTS IN COMMON

By:	/s/ Heather Goodman
Heather Goodman

By:	/s/ Doug Raetz
Doug Raetz

V DONARGO LLC

By:	/s/ Vincent Donargo
Name: Vincent Donargo
Title: CFO

NCCII CO-INVEST LLC

By:	/s/ Owen Littman
Name: Owen Littman
Title: Authorized Person

LARRY M PAULSON AND GRETCHEN V PAULSON FAMILY TRUST DATED SEPT 4, 2019, AND ANY AMENDMENTS THERETO

By:	/s/ Larry Paulson
Name: Larry Paulson
Title: CEO

[Signature Page to Sponsor Support Agreement]

NEW FRONTIER LLC

By:	/s/ Jeffrey Foster
Name: Jeffrey Foster
Title: Manager

ROBERT J. LAIKIN

By:	/s/ Robert J. Laikin

COOPER LAIKIN

By:	/s/ Cooper Laikin

HANNA LAIKIN

By:	/s/ Hanna Laikin

ZAK LAIKIN

By:	/s/ Zak Laikin

KNC I LLC

By:	/s/ Hersch Klaff
Name: Hersch Klaff
Title: President of KRL Ltd, GP of Klaff Realty, LP

KNC II LLC

By:	/s/ Hersch Klaff
Name: Hersch Klaff
Title: President of KRL Ltd, GP of Klaff Realty, LP

[Signature Page to Sponsor Support Agreement]

NOVUS CAPITAL ASSOCIATES, LLC

By:	/s/ Robert J. Laikin
Name: Robert J. Laikin
Title: CEO

CLIFF VENTURES LLC

By:	/s/ Ryan Levy
Name: Ryan Levy
Title: Authorized Signer

[Signature Page to Sponsor Support Agreement]

EXHIBIT D

Form of Sponsor Restricted Stock Agreement

[Attached]

SPONSOR RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT, dated as of [•], 2021 (“Agreement”), by and among NOVUS CAPITAL CORPORATION II, a Delaware corporation (“Novus”), the stockholders of Novus listed on Exhibit A hereto (the “Stockholders”) and Energy Vault, Inc., a Delaware corporation (the “Company”).

WHEREAS, Novus was formed for the purpose of completing a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

WHEREAS, 7,187,500 shares of common stock of Novus, par value $0.0001 per share, (“Novus Common Stock”) are held by the Stockholders (the “Founders Shares”).

WHEREAS, reference is made to the Investment Management Agreement (“Investment Management Agreement”) between Novus and Continental Stock Transfer & Trust Company, a New York corporation, Novus’ transfer agent, as Trustee (“CST”) dated February 3, 2021 pursuant to which the Trustee holds the trust account consisting of $287,500,000 together with additional property as described in the Investment Management Trust Agreement (the “Trust Account”) for the benefit of Novus and its public stockholders.

WHEREAS, Novus, NCCII Merger Corp., a Delaware corporation and wholly owned subsidiary of Novus (“Merger Sub”), and the Company have entered into a business combination agreement and plan of reorganization (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus.

WHEREAS, the Stockholders are entering into this Agreement as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, including the Closing of the Merger.

WHEREAS, upon the Closing of the Merger, the Restricted Shares will be placed in escrow pursuant to an escrow agreement by and among Novus, the Stockholders and CST, as escrow agent (the “Escrow Agreement”).

WHEREAS, as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, Novus and the Stockholders have entered into a Stockholder Support Agreement, dated as of September 8, 2021 (the “Support Agreement”)] and are entering into a Sponsor Lock-Up Agreement, dated on or about the date hereof (the “Lock-Up Agreement”).

1.            Forfeiture by of Founder Shares. Novus and each Stockholder agree that effective upon the Closing, the Stockholders shall irrevocably and automatically forfeit and surrender to Novus for cancellation, for no additional consideration and without action on the part of any other person, an aggregate of 718,750 Founder Shares (the “Forfeited Shares”). The number of shares of Common Stock each Stockholder shall forfeit as Forfeiture Shares shall be determined on a pro rata basis, relative to the number of Founder Shares owned by each Stockholder immediately prior to the Closing, such that a number of Founder Shares held by each Stockholder equal to (i) the product of the aggregate number of Forfeited Shares and (ii) a fraction equal to the aggregate number of Founder Shares held by such Stockholder immediately prior to the Closing, divided by 7,187,500 as set forth on Exhibit A hereto shall be subject to the restrictions set forth in this Agreement.

2.            Share Restriction. The Company, Novus and the Stockholders hereby agree that concurrently with the Closing, the Founders Shares (other than those Founders Shares forfeited pursuant to Section 2) shall be held in escrow pursuant to the Escrow Agreement and that Novus shall instruct CST that the Restricted Shares (as defined below) shall be subject to potential forfeiture until vested in accordance with Section 4 and the further restrictions on transfer set forth in this Agreement the Sponsor Support Agreement and the Lock-Up Agreement.

3.            Restricted Shares.

3.1         Novus and each Stockholder agree that the Aggregate Number of Restricted Shares shall be subject to the restrictions set forth in this Agreement (“Restricted Shares”). The number of Restricted Shares of each Stockholder shall be determined on a pro rata basis, relative to the number of Founders Shares owned by each Stockholder immediately prior to the Closing, such that a number of Founder Shares equal to (i) the product of the Aggregate Number of Restricted Shares and (ii) a fraction equal to the aggregate number of Founder Shares held by such Stockholder immediately prior to the Closing, divided by 7,187,500 as set forth on Exhibit A hereto shall be subject to the restrictions set forth in this Agreement. The Stockholders acknowledge that the Restricted Shares will be legended to reflect the transfer restrictions applicable to the Restricted Shares under this Agreement.

3.2         The Aggregate Number of Restricted Shares shall be 4,851,562. The Founders Shares means the 7,187,500 shares of common stock of Novus held by the Stockholders.

3.3          Legends. The books and records of Novus evidencing the Restricted Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR RESTRICTED STOCK AGREEMENT, DATED AS OF [__________________], 2021, THE LOCK-UP AGREEMENT, DATED AS OF [__________________], 2021 AND THE STOCKHOLDER SUPPORT AGREEMENT DATED AS OF [●], 2021, BY AND AMONG NOVUS CAPITAL CORPORATION II AND THE OTHER PARTIES THERETO.

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4.            Vesting and Forfeiture of Founder Shares.

4.1         The Restricted Shares shall be subject to the transfer restrictions set forth herein until satisfaction of the following trigger events (each, a “Triggering Event”):

(a)           808,594 Founders Shares (approximately 11.125% of the Founders Shares) shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) exceeds $12.50 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE (as defined in the Business Combination Agreement) through the thirty-six (36) month anniversary of the closing of the Merger (the “Closing Date”) or (y) Novus consummates a sale, merger, liquidation, exchange offer, transaction after the Merger (a “Subsequent Transaction”) which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation in good faith by the board of directors of Novus),

(b)           808,594 Founders Shares (approximately 11.125% the Founders Shares shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period occurring from the announcement of the PIPE through the thirty-six (36) month anniversary of the Closing Date or (y) Novus consummates a Subsequent Transaction which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, in good faith by the board of directors of Novus), and

(c)           3,234,375 Founders Shares (approximately 66 2/3% of the 67.5% of the Founders Shares not subject to Section 2 or Section 4.1(a) or (b) above, (or 45.0% of the Founders Shares), shall be subject to forfeiture (the “Forfeiture Percentage”) proportionately with redemptions of cash from the Trust Account held by the Trustee in excess of $25,000,000. The Forfeiture Percentage shall be calculated by (1) dividing (A) the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 by (B) $287,500,000 and then (2) multiplying the quotient obtained in subsection (c)(1) by 45.0%. The Forfeiture Percentage shall be multiplied by the total Founders Shares held by each Stockholder as set forth on Exhibit A attached hereto to determine the number of Founders Shares forfeited by such Stockholder.

(d)           For example, if holders of SPAC shares redeem 9,687,500 which reduces the cash in the SPAC Trust Account by $96.875 million ($25,000,000 plus 25% of $287,500,000), the Founders Shares would be treated as follows:

$71,875,000 = 25% the aggregate dollar amount of cash redeemed from the Trust Account in excess of $25,000,000 (based on $96,875,000 total redeemed from the Trust Account)

$71,875,000/$287,500,000 = 25% (45.0% of 75% of the Founders Shares impacted negatively by 25%, which is the Forfeiture Percentage).

45.0% of the Founders Shares would be reduced by the Forfeiture Percentage of 25% (i.e., 11.25% of the Founders Shares would be forfeited).

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(e)           The remaining 1,617,187 Founders Shares (approximately 22.5% of the Founders Shares are not subject to the vesting restrictions or forfeiture provisions set forth in Section 2 or Section 4.1, (a)-(c).

4.2         Notwithstanding anything to the contrary, the Stockholders hereby agree that in the event that (i) the Trigger Event set forth in Section 4.1 (a) does not occur prior to the third (3rd) anniversary of the Closing Date (such period of time during which the Restricted Shares are subject to the transfer restrictions set forth herein, the “Restricted Period”), the number of Restricted Shares subject to forfeiture pursuant to Section 4.1(a) shall be forfeited to Novus and canceled and no Stockholder shall have any rights with respect thereto and (ii) the Trigger Event set forth in Section 4.1 (b) does not occur prior to the third (3rd) anniversary of the Closing Date (such period of time during which the Restricted Shares are subject to the transfer restrictions set forth herein, the “Restricted Period”), the number of Restricted Shares subject to forfeiture pursuant to Section 4.1(b) shall be forfeited to Novus and canceled and no Stockholder shall have any rights with respect thereto.

4.3         As soon as practicable, and in any event within two (2) business days after the occurrence of a Triggering Event with respect to the applicable Restricted Shares as set forth in Section 3.1, Novus shall cause any legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement to be removed from such vested Restricted Shares. For the avoidance of doubt, to the extent then-applicable, such shares will remain subject to the restrictions set forth in the Lock-Up Agreement.

5.            Rights of Stockholders in the Restricted Shares.

5.1          Voting Rights as a Stockholder. Subject to the terms of the Support Agreement described in Section 4.1 hereof and except as herein provided, the Stockholders shall retain all of their rights as stockholders of Novus as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

5.2          Dividends and Other Distributions in Respect of the Restricted Shares. For as long as any shares are Restricted Shares, all dividends payable in cash with respect to such Restricted Shares shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) (for the avoidance of doubt, excluding stock or other non-cash property issued pursuant to share splits, share capitalizations, reorganizations, recapitalizations and similar transactions) shall be set aside and not paid until the Restricted Shares have been vested and released to the Stockholder or, if the Restricted Shares are not vested and released in accordance with this Agreement, then all such distributions declared on such Restricted Shares shall be forfeited. As used herein, the term “Restricted Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

5.3          Restrictions on Transfer. During the Restricted Period, each Stockholder, severally and not jointly, agrees that it shall not sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Restricted Shares or otherwise agree to do any of the foregoing, except to another stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof, deposit any Restricted Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Restricted Shares, except to such other stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof (including by executing a joinder agreeing to be bound by this Agreement); provided, that the foregoing shall not prohibit the transfer of the Restricted Shares to (i) if Stockholder is an individual (A) to any affiliate of such Stockholder, member of such Stockholder’s immediate family, or to a trust for the direct or indirect benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (B) as a bona fide gift to any charitable organization or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; or (ii) if Stockholder is an entity, any equityholder, partner, member, or affiliate of Stockholder, or any investment fund or other entity controlling, controlled by, managed by or under common control with the Stockholder or affiliates of the Stockholder, but only if, in the case of clause (i) and (ii), such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

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6.           Miscellaneous.

6.1          Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

6.2          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

6.3          Entire Agreement. This Agreement, together with the BCA, the Stockholder Support Agreement and the Lock-Up Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Novus and (iii) the holders of a majority of the Founders Shares, or following the Closing, a majority of the Restricted Shares. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

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6.4          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5         Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6         Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to Novus, prior to the Closing, to:

Novus Capital Corporation II

8556 Oakmont Lane

Indianapolis, Indiana 46260

Attention: Larry M. Paulson, Chairman and Robert J. Laikin, CEO

Email: larrympaulson@gmail.com; robertjlaikin@gmail.com

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Robert J. Mittman and Kathleen A. Cunningham
Email: rmittman@blankrome.com; kcunningham@blankrome.com

If to the Company or to Novus, following the Closing, to:

Energy Vault, Inc.

130 West Union Street

Pasadena, CA 91103
Attention: Robert Piconi, CEO
Email: rob@energyvault.com

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Bush Plaza, 12th Floor
San Francisco, CA 94104
Attention: Michael H. Irvine
Email: mirvine@gunder.com

If to a Stockholder, to his/her/its address set forth in Exhibit A.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

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6.7          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.8          Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

6.9         Parties in Interest. Except as set forth below, this Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Novus’ permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement. The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other contract between such Stockholder, on the one hand, and the Company or Novus, on the other hand. The existence of any claim or cause of action by any such Stockholder against the Company or Novus shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder. Except as otherwise provided herein, nothing in this Agreement shall limit any of the rights or remedies of Novus or the Company under the BCA, or any of the rights or remedies of Novus or the Company or any of the obligations such Stockholder under any agreement between such Stockholder and the Company or any certificate or instrument executed by such Stockholder in favor of Novus or the Company; and nothing in the BCA or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of such Stockholder under this Agreement.

6.10        Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

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6.11        Further Assurances. At the request of Novus or the Company, in the case of any Stockholder, at the request of Novus, in the case of the Company, or at the request of the Company, in the case of Novus, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6.12        Effectiveness. This Agreement shall not be effective or binding upon any Stockholder until such time as the BCA is executed and delivered by the Company, Novus and Merger Sub and, if there no Closing as defined in the BCA and the BCA is terminated, this Agreement shall terminate.

6.13       Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.13.

6.14        Stockholder Obligations. Each Stockholder signs this Agreement solely in Stockholder’s capacity as a holder of Shares of Novus, and not in Stockholder’s capacity as a director, officer or employee of Novus or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.

6.15        Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

[Signature Page Follows]

8

WITNESS the execution of this Agreement as of the date first above written.

NOVUS CAPITAL CORPORATION II

By:
Name:
Title:

[Signature Page to Sponsor Restricted Stock Agreement]

STOCKHOLDERS:

RONALD J. SZNAIDER

By:

HEATHER GOODMAN AND DOUG RAETZ, TENANTS IN COMMON

By:
Heather Goodman

By:
Doug Raetz

V DONARGO LLC

By:
Name:
Title:

NCCII CO-INVEST LLC

By:
Name:
Title:

LARRY M PAULSON AND GRETCHEN V PAULSON FAMILY TRUST DATED SEPT 4, 2019, AND ANY AMENDMENTS THERETO

By:
Name:
Title:

NEW FRONTIER LLC

By:
Name:
Title:

[Signature Page to Sponsor Restricted Stock Agreement]

ROBERT J. LAIKIN

By:

COOPER LAIKIN

By:

HANNA LAIKIN

By:

ZAK LAIKIN

By:

KNC I LLC

By:
Name:
Title:

KNC II LLC

By:
Name:
Title:

NOVUS CAPITAL ASSOCIATES, LLC

By:
Name:
Title:

CLIFF VENTURES LLC

By:
Name:
Title:

[Signature Page to Sponsor Restricted Stock Agreement]

WITNESS the execution of this Agreement as of the date first above written.

ENERGY VAULT, INC.

By:
Name:
Title:

[Signature Page to Sponsor Restricted Stock Agreement]

EXHIBIT A

Name and Address of Stockholder	Number of Shares
Robert J. Laikin 8556 Oakmont Lane Indianapolis, IN 46260	800,000

Zak Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382

Hanna Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382

Cooper Laikin 8556 Oakmont Lane Indianapolis, IN 46260	55,382

Larry M Paulson and Gretchen V Paulson Family Trust dated Sept 4 , 2019, and any amendments thereto PO Box 675133 Rancho Santa Fe, CA 92067	966,146

New Frontier LLC C/o Jeff Foster 517 Buckeye Trail West Lake Hills, TX 78746	966,146

Cliff Ventures LLC c/o Ryan Levy 1340 S Michigan Ave #104 Chicago, IL 60605	432,942

V Donargo LLC 2002 Stanhope Street Carmel, IN 46032	364,583

KNC I LLC 35 E Wacker Dr, Suite 2900 Chicago, IL 60601	1,082,357

KNC II LLC 35 E Wacker Dr, Suite 2900 Chicago, IL 60601	216,471

Ronald J. Sznaider 216 Radio Road River Falls, WI 54022	182,292

NCCII Co-Invest LLC 599 Lexington Ave, 25th Floor New York, NY 10022	607,639

Novus Capital Associates, LLC 8556 Oakmont Lane Indianapolis, IN 46260	1,111,111

Heather Goodman and Doug Raetz, Tenants in Common 3242 Divisadero Street San Francisco, CA 94123	291,667
Total:	7,187,500

EXHIBIT E

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

[Attached]

Energy Vault Holdings, Inc.

Second Amended and Restated Certificate of Incorporation

_____________

Novus Capital Corporation II, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.                 The name of the corporation is Novus Capital Corporation II, which was the name under which the corporation was originally incorporated. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 29, 2020.

2.                 This Second Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of the stockholders of the corporation in accordance with the General Corporation Law of the State of Delaware.

3.                 The certificate of incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is Energy Vault Holdings, Inc. (hereinafter called the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, Delaware 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

FOURTH: The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

A.            Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

1.                  Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2.                  Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election and removal of directors and for all other purposes. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

3.                  Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and distributions and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4.                  Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section A(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

B.             Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

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(a)                the designation of the series, which may be by distinguishing number, letter or title;

(b)               the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c)                the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d)               the dates on which dividends, if any, shall be payable;

(e)               the redemption rights and price or prices, if any, for shares of the series;

(f)                 the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g)                the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h)               whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i)                  restrictions on the issuance of shares of the same series or any other class or series;

(j)                 the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

(k)                any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

3

FIFTH: This Article FIFTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

A.            General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

B.             Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” will mean the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

C.             Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.

D.            Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

E.             Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

F.             Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

G.             Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

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H.            Stockholder Nominations and Introduction of Business. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

SIXTH: Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. No repeal or modification of this Article SEVENTH shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH: The Corporation may indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

NINTH: Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders called in accordance with the Bylaws and may not be effected by written consent in lieu of a meeting.

TENTH: Except as otherwise required by law and subject to the terms of any series of preferred Stock, special meetings of stockholders for any purpose or purposes may be called at any time by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer of the Corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of such meeting.

ELEVENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article ELEVENTH. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation; provided, however, that the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal, or adopt any provision inconsistent with, any of Article FIFTH, Article SEVENTH, Article EIGHTH, Article NINTH, Article TENTH, Article TWELFTH, Article THIRTEENTH, and this sentence of this Certificate of Incorporation, or in each case, the definition of any capitalized terms used therein or any successor provision (including, without limitation, any such article or section as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other provision of this Certificate of Incorporation). Any amendment, repeal or modification of any of Article SEVENTH, Article EIGHTH, and this sentence shall not adversely affect any right or protection of any person existing thereunder with respect to any act or omission occurring prior to such repeal or modification.

TWELFTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the Whole Board. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any series of Preferred Stock required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, the Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least 66 2/3% in voting power of the stock of the Corporation entitled to vote thereon.

THIRTEENTH:

A.            Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time), or (4) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

B.             Personal Jurisdiction. If any action the subject matter of which is within the scope of Section A immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section A immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this ___________ day of ___________, 2021.

By:	/s/
Name:	[ ]
Title:	[ ]

EXHIBIT F

Form of Amended and Restated Bylaws of Surviving Corporation

[Attached]

Energy Vault Holdings, Inc.
Amended and Restated Bylaws

3.9	Vice Presidents	15
3.10	Secretary and Assistant Secretaries	15
3.11	Salaries	15
3.12	Delegation of Authority	15
3.13	Execution of Contracts	15

Article IV Capital Stock		16
4.1	Issuance of Stock	16
4.2	Stock Certificates; Uncertificated Shares	16
4.3	Transfers	17
4.4	Lost, Stolen or Destroyed Certificates	17
4.5	Record Date	17
4.6	Regulations	18
4.7	Dividends	18

Article V General Provisions		18
5.1	Fiscal Year	18
5.2	Corporate Seal	18
5.3	Waiver of Notice	18
5.4	Voting of Securities	18
5.5	Evidence of Authority	18
5.6	Certificate of Incorporation	19
5.7	Severability	19
5.8	Pronouns	19
5.9	Electronic Transmission	19

Article VI Amendments		19

Article VII Indemnification and Advancement		19
7.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	19
7.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	20
7.3	Authorization of Indemnification	20
7.4	Good Faith Defined	20
7.5	Right of Claimant to Bring Suit	21
7.6	Expenses Payable in Advance	21
7.7	Nonexclusivity of Indemnification and Advancement of Expenses	21
7.8	Insurance	22
7.9	Certain Definitions	22
7.10	Survival of Indemnification and Advancement of Expenses	22
7.11	Limitation on Indemnification	22
7.12	Contract Rights	23

Article I
Stockholders

1.1            Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors (the “Board”) of Energy Vault Holdings, Inc. (the “Corporation”), the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal executive office of the Corporation. The Board may, in its sole discretion, determine that a meeting shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

1.2            Annual Meeting. The annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board, the Chairman of the Board, the Chief Executive Officer or the President (which date shall not be a legal holiday in the place, if any, where the meeting is to be held). The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. For purposes of these Amended and Restated Bylaws (the “Bylaws”), the term “Whole Board” will mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

1.3            Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time by a resolution adopted by the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer, and may not be called by any other person or persons. The Board acting pursuant to a resolution adopted by the majority of the Whole Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders, before or after the notice for such meeting has been sent to the stockholders. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

1.4            Notice of Meetings. Except as otherwise provided by law, notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the DGCL.

1.5            Voting List. The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

1.6            Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the Corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented.

1.7            Adjournments. Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by the stockholders present or represented at the meeting and entitled to vote thereon, although less than a quorum. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

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1.8            Voting and Proxies. Each stockholder shall have such number of votes, if any, for each share of stock entitled to vote and held of record by such stockholder as may be fixed in the Certificate of Incorporation and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy shall be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

1.9            Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of a majority of the votes cast (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the affirmative vote of a majority of the votes cast by shares of such class or series), except when a different vote is required by applicable law, regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws. For the avoidance of doubt, neither abstentions nor broker non-votes will be counted as votes cast for or against such matter. Other than directors who may be elected by the holders of shares of any series of Preferred Stock or pursuant to any resolution or resolutions providing for the issuance of such stock adopted by the Board, each director shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Voting at meetings of stockholders need not be by written ballot.

1.10         Nomination of Directors.

(a)            Except for (1) any directors entitled to be elected by the holders of Preferred Stock, (2) any directors elected in accordance with Section 2.9 hereof by the Board to fill a vacancy or newly-created directorship or (3) as otherwise required by applicable law or stock exchange regulation, at any meeting of stockholders, only persons who are nominated in accordance with the procedures in this Section 1.10 shall be eligible for election or re-election as directors. Nomination for election to the Board at a meeting of stockholders may be made (i) by or at the direction of the Board (or any committee thereof) or (ii) by any stockholder of the Corporation who (x) timely complies with the notice procedures in Section 1.10(b), (y) is a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such meeting and (z) is entitled to vote at such meeting.

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(b)            To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation as follows: (i) in the case of an election of directors at an annual meeting of stockholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of the business combination (the “Business Combination”) contemplated by that certain Business Combination Agreement and Plan of Reorganization, dated as of September [ ], 2021, by and between Novus Capital Corporation II, NCCII Merger Corp., and Energy Vault, Inc., be deemed to have occurred on [    ] of such year); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs; or (ii) in the case of an election of directors at a special meeting of stockholders, provided that the majority of the Whole Board, the Chairman of the Board or the Chief Executive Officer has determined, in accordance with Section 1.3, that directors shall be elected at such special meeting and provided further that the nomination made by the stockholder is for one of the director positions that the Board, the Chairman of the Board or the Chief Executive Officer, as the case may be, has determined will be filled at such special meeting, not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of (x) the ninetieth (90th) day prior to such special meeting and (y) the tenth (10th) day following the day on which notice of the date of such special meeting was mailed or public disclosure of the date of such special meeting was made, whichever first occurs. In no event shall the adjournment or postponement of a meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each proposed nominee (1) such person’s name, age, business address and, if known, residence address, (2) such person’s principal occupation or employment, (3) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such person, (4) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such proposed nominee, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such proposed nominee with respect to shares of stock of the Corporation, and (6) any other information concerning such person that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner, and any Stockholder Associated Person (as defined below), (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are being made or who may participate in the solicitation of proxies in favor of electing such nominee(s), (4) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (5) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (6) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in its notice and (7) a representation whether such stockholder, such beneficial owner and/or such Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock reasonably believed by such stockholder, such beneficial owner or such Stockholder Associated Person to be sufficient to elect the nominee and/or (y) otherwise to solicit proxies or votes from stockholders in support of such nomination. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.10 are hereinafter referred to as a “Nominee Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(1)-(5) and (B)(1)-(5) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. In addition, to be effective, the stockholder’s notice must be accompanied by the written consent of the proposed nominee to serve as a director if elected and a written statement executed by the proposed nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission and stock exchange rules and the Corporation’s publicly disclosed corporate governance guidelines. A stockholder shall not have complied with this Section 1.10(b) if the stockholder (or beneficial owner, if any, on whose behalf the nomination is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s nominee in contravention of the representations with respect thereto required by this Section 1.10. For purposes of these Bylaws, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii).

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(c)            Without exception, no person shall be eligible for election or re-election as a director of the Corporation at a meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 1.10. In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any meeting shall have the power and duty to determine whether a nomination was made in accordance with the provisions of this Section 1.10 (including the previous sentence of this Section 1.10(c)), and if the chairman should determine that a nomination was not made in accordance with the provisions of this Section 1.10, the chairman shall so declare to the meeting and such nomination shall not be brought before the meeting.

(d)            Except as otherwise required by law, nothing in this Section 1.10 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any nominee for director submitted by a stockholder.

(e)            Notwithstanding the foregoing provisions of this Section 1.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present a nomination, such nomination shall not be brought before the meeting, notwithstanding that proxies in respect of such nominee may have been received by the Corporation. For purposes of this Section 1.10, to be considered a “qualified representative of the stockholder”, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, at the meeting of stockholders.

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(f)            For purposes of this Section 1.10, “public disclosure” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(g)            Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.10; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 1.10 (including paragraph (a)(ii) hereof), and compliance with paragraph (a)(ii) of this Section 1.10 shall be the exclusive means for a stockholder to make nominations. Nothing in this Section 1.10 shall be deemed to affect any rights of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

1.11         Notice of Business at Annual Meetings.

(a)            At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (2) otherwise properly brought before the meeting by or at the direction of the Board (or any committee thereof), or (3) properly brought before the annual meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, (i) if such business relates to the nomination of a person for election as a director of the Corporation, the procedures in Section 1.10 must be complied with and (ii) if such business relates to any other matter, the business must constitute a proper matter under Delaware law for stockholder action and the stockholder must (x) have given timely notice thereof in writing to the Secretary in accordance with the procedures in Section 1.11(b), (y) be a stockholder of record on the date of the giving of such notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (z) be entitled to vote at such annual meeting.

(b)            To be timely, a stockholder’s notice must be received in writing by the Secretary at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s first annual meeting of stockholders in the year of the closing of Business Combination be deemed to have occurred on [     ] of such year); provided, however, that in the event that the date of the annual meeting in any other year is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received not earlier than the one hundred and twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of (A) the ninetieth (90th) day prior to such annual meeting and (B) the tenth (10th) day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice.

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The stockholder’s notice to the Secretary shall set forth: (A) as to each matter the stockholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting, (2) the text of the proposal (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the exact text of the proposed amendment), and (3) the reasons for conducting such business at the annual meeting, and (B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is being made (1) the name and address of such stockholder, as they appear on the Corporation’s books, of such beneficial owner and of any Stockholder Associated Person, (2) the class and series and number of shares of stock of the Corporation that are, directly or indirectly, owned, beneficially or of record, by such stockholder, such beneficial owner and any Stockholder Associated Person, (3) a description of any material interest of such stockholder, such beneficial owner or any Stockholder Associated Person and the respective affiliates and associates of, or others acting in concert with, such stockholder, such beneficial owner or any Stockholder Associated Person in such business, (4) a description of any agreement, arrangement or understanding between or among such stockholder, such beneficial owner and/or any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business or who may participate in the solicitation of proxies in favor of such proposal, (5) a description of any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into by, or on behalf of, such stockholder, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, such beneficial owner or any Stockholder Associated Person with respect to shares of stock of the Corporation, (6) any other information relating to such stockholder, such beneficial owner and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the business proposed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (7) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting and (8) a representation whether such stockholder, such beneficial owner and/or any Stockholder Associated Person intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal and/or (y) otherwise to solicit proxies or votes from stockholders in support of such proposal. Such information provided and statements made as required by clauses (A) and (B) above or otherwise by this Section 1.11 are hereinafter referred to as a “Business Solicitation Statement.” Not later than ten (10) days after the record date for determining stockholders entitled to notice of the meeting, the information required by Items (A)(3) and (B)(1)-(6) of the prior sentence shall be supplemented by the stockholder giving the notice to provide updated information as of such record date. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting of stockholders except in accordance with the procedures in this Section 1.11. A stockholder shall not have complied with this Section 1.11(b) if the stockholder (or beneficial owner, if any, on whose behalf the proposal is made) solicits or does not solicit, as the case may be, proxies or votes in support of such stockholder’s proposal in contravention of the representations with respect thereto required by this Section 1.11.

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(c)            Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 1.11. In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairman of any annual meeting shall have the power and duty to determine whether business was properly brought before the annual meeting in accordance with the provisions of this Section 1.11 (including the previous sentence of this Section 1.11(c)), and if the chairman should determine that business was not properly brought before the annual meeting in accordance with the provisions of this Section 1.11, the chairman shall so declare to the meeting and such business shall not be brought before the annual meeting.

(d)            Except as otherwise required by law, nothing in this Section 1.11 shall obligate the Corporation or the Board to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board information with respect to any proposal submitted by a stockholder.

(e)            Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present business, such business shall not be considered, notwithstanding that proxies in respect of such business may have been received by the Corporation.

(f)            For purposes of this Section 1.11, the terms “qualified representative of the stockholder” and “public disclosure” shall have the same meaning as in Section 1.10.

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(g)            Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 1.11; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any business to be considered pursuant to this Section 1.11 (including paragraph (a)(3) hereof), and compliance with paragraph (a)(3) of this Section 1.11 shall be the exclusive means for a stockholder to submit business. Nothing in this Section 1.11 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act.

1.12         Conduct of Meetings.

(a)            Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)            The Board may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

(c)            The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

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(d)            In advance of any meeting of stockholders, the Board, the Chairman of the Board, the Chief Executive Officer or the President shall appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballots shall be counted by a duly appointed inspector or duly appointed inspectors.

Article II
Directors

2.1            General Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board, who may exercise all of the powers of the Corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2            Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be fixed from time to time by resolution of the majority of the Whole Board. Election of directors need not be by written ballot. Directors need not be stockholders of the Corporation.

2.3            Chairman of the Board; Vice Chairman of the Board. The Board may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the Corporation. If the Board appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board and, if the Chairman of the Board is also designated as the Corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board. Unless otherwise provided by the Board, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board.

2.4            Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be and is divided into three classes, designated: Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

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2.5            Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, and except as set forth in the Certificate of Incorporation, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

2.6            Quorum. A majority of the Whole Board shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

2.7            Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, unless a greater number is required by law or by the Certificate of Incorporation or these Bylaws.

2.8            Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only as expressly provided in the Certificate of Incorporation.

2.9            Vacancies. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

2.10         Resignation. Any director may resign only by delivering a resignation in writing or by electronic transmission to the Chairman of the Board or the Chief Executive Officer. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

2.11         Regular Meetings. Regular meetings of the Board may be held without notice at such time and place as shall be determined from time to time by the Board; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board may be held without notice immediately after and at the same place as the annual meeting of stockholders.

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2.12         Special Meetings. Special meetings of the Board may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.13         Notice of Special Meetings. Notice of the date, place and time of any special meeting of the Board shall be given to each director by the Chairman of the Board, the Chief Executive Officer, the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least twenty-four (24) hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least twenty-four (24) hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least seventy-two (72) hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

2.14         Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.15         Action by Consent. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.16         Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation with such lawfully delegable powers and duties as the Board thereby confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation. Each such committee shall keep minutes and make such reports as the Board may from time to time request. Except as the Board may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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2.17         Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board may from time to time determine. No such payment shall preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

Article III
Officers

3.1            Titles. The “Executive Officers” of the Corporation shall be such persons as are designated as such by the Board and shall include, but not be limited to, a Chief Executive Officer, a President and a Chief Financial Officer. Additional Executive Officers may be appointed by the Board from time to time. In addition to the Executive Officers of the Corporation described above, there may also be such “Non-Executive Officers” of the Corporation as may be designated and appointed from time to time by the Board or the Chief Executive Officer of the Corporation in accordance with the provisions of Section 3.2 of these Bylaws. In addition, the Secretary and Assistant Secretaries of the Corporation may be appointed by the Board from time to time.

3.2            Appointment. The Executive Officers of the Corporation shall be chosen by the Board, subject to the rights, if any, of an Executive Officer under any contract of employment. Non-Executive Officers of the Corporation shall be chosen by the Board or the Chief Executive Officer of the Corporation.

3.3            Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4            Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is duly elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation, disqualification or removal.

3.5            Removal; Resignation. Subject to the rights, if any, of an Executive Officer under any contract of employment, any Executive Officer may be removed, either with or without cause, at any time by the Board at any regular or special meeting of the Board. Any Non-Executive Officer may be removed, either with or without cause, at any time by the Chief Executive Officer of the Corporation or by the Executive Officer to whom such Non-Executive Officer reports. Any officer may resign only by delivering a resignation in writing or by electronic transmission to the Chief Executive Officer. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

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3.6            Vacancies. The Board may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled, for such period as it may determine, any offices.

3.7            President; Chief Executive Officer. Unless the Board has designated another person as the Corporation’s Chief Executive Officer, the President shall be the Chief Executive Officer of the Corporation. The Chief Executive Officer shall have general charge and supervision of the business of the Corporation subject to the direction of the Board, and shall perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board. The President shall perform such other duties and shall have such other powers as the Board or the Chief Executive Officer (if the President is not the Chief Executive Officer) may from time to time prescribe.

3.8            Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Chief Financial Officer shall perform such duties and have such powers as are incident to the office, including without limitation the duty and power to keep and be responsible for all funds and securities of the Corporation, to deposit funds of the Corporation in depositories selected in accordance with these Bylaws, to disburse such funds as ordered by the Board, to make proper accounts of such funds, and to render as required by the Board statements of all such transactions and of the financial condition of the Corporation.

3.9            Vice Presidents. Each Vice President shall perform such duties and possess such powers as the Board or the Chief Executive Officer may from time to time prescribe. The Board or the Chief Executive Officer may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title.

3.10         Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the secretary, including without limitation the duty and power to give notices of all meetings of stockholders and special meetings of the Board, to attend all meetings of stockholders and the Board and keep a record of the proceedings, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board, the Chief Executive Officer or the Secretary may from time to time prescribe.

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In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the chairman of the meeting shall designate a temporary secretary to keep a record of the meeting.

3.11         Salaries. Executive Officers of the Corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board or a committee thereof.

3.12         Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

3.13         Execution of Contracts. Each Executive Officer and Non-Executive Officer of the Corporation may execute, affix the corporate seal and/or deliver, in the name and on behalf of the Corporation, deeds, mortgages, notes, bonds, contracts, agreements, powers of attorney, guarantees, settlements, releases, evidences of indebtedness, conveyances or any other document or instrument which (i) is authorized by the Board or (ii) is executed in accordance with policies adopted by the Board from time to time, except in each case where the execution, affixation of the corporate seal and/or delivery thereof shall be expressly and exclusively delegated by the Board to some other officer or agent of the Corporation.

Article IV
Capital Stock

4.1            Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board in such manner, for such lawful consideration and on such terms as the Board may determine.

4.2            Stock Certificates; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the DGCL.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the Corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

4.3            Transfers. Shares of stock of the Corporation shall be transferable in the manner prescribed by law, the Certificate of Incorporation and in these Bylaws. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these Bylaws.

4.4            Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate or uncertificated shares in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the Board may require for the protection of the Corporation or any transfer agent or registrar.

4.5            Record Date. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which shall not be more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

4.6            Regulations. The issue and registration of shares of stock of the Corporation shall be governed by such other regulations as the Board may establish.

4.7            Dividends. Dividends on the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law, and may be paid in cash, in property or in shares of capital stock.

Article V
General Provisions

5.1            Fiscal Year. Except as from time to time otherwise designated by the Board, the fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December in each year.

5.2            Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board.

5.3            Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4            Voting of Securities. Except as the Board may otherwise designate, the Chief Executive Officer, the President or the Chief Financial Officer may waive notice, vote, consent, or appoint any person or persons to waive notice, vote or consent, on behalf of the Corporation, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this Corporation (with or without power of substitution) with respect to, the securities of any other entity which may be held by this Corporation.

5.5            Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

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5.6            Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

5.7            Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8            Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

5.9            Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article VI
Amendments

These Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the Whole Board or by the stockholders as expressly provided in the Certificate of Incorporation.

Article VII
Indemnification and Advancement

7.1            Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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7.2            Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 7.3, the Corporation shall indemnify, to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

7.3            Authorization of Indemnification. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 7.1 or Section 7.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding set forth in Section 7.1 or Section 7.2 or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

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7.4            Good Faith Defined. For purposes of any determination under Section 7.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on good faith reliance on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term “another enterprise” as used in this Section 7.4 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section 7.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 7.1 or 7.2, as the case may be.

7.5            Right of Claimant to Bring Suit. Notwithstanding any contrary determination in the specific case under Section 7.3, and notwithstanding the absence of any determination thereunder, if a claim under Sections 7.1 or 7.2 of the Article VII is not paid in full by the Corporation within (i) ninety (90) days after a written claim for indemnification has been received by the Corporation, or (ii) thirty (30) days after a written claim for an advancement of expenses has been received by the Corporation, the claimant may at any time thereafter (but not before) bring suit against the Corporation in the Court of Chancery in the State of Delaware to recover the unpaid amount of the claim, together with interest thereon, or to obtain advancement of expenses, as applicable. It shall be a defense to any such action brought to enforce a right to indemnification (but not in an action brought to enforce a right to an advancement of expenses) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither a contrary determination in the specific case under Section 7.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the claimant has not met any applicable standard of conduct. If successful, in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys’ fees incurred in connection therewith, to the fullest extent permitted by applicable law.

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7.6            Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid, to the fullest extent permitted by Delaware law as the same exists or may hereafter be amended, by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such current or former director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VII.

7.7            Nonexclusivity of Indemnification and Advancement of Expenses. The rights to indemnification and advancement of expenses provided by or granted pursuant to this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that, subject to Section 7.11, indemnification of the persons specified in Sections 7.1 and 7.2 shall be made to the fullest extent permitted by law. The provisions of this Article VII shall not be deemed to preclude the indemnification of any person who is not specified in Section 7.1 or 7.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

7.8            Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VII.

7.9            Certain Definitions. For purposes of this Article VII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VII, references to “fines” shall include any excise taxes assessed on a person with respect of any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

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7.10         Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.11         Limitation on Indemnification. Notwithstanding anything contained in this Article VII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 7.5), the Corporation shall not be obligated to indemnify any director, officer, employee or agent in connection with an action, suit or proceeding (or part thereof):

(a)            for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)            for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)            for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(d)            initiated by such person, including any action, suit or proceeding (or part thereof) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board authorized the action, suit or proceeding (or relevant part thereof) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 7.5 or (iv) otherwise required by applicable law; or

(e)            if prohibited by applicable law.

7.12         Contract Rights. The obligations of the Corporation under this Article VII to indemnify, and advance expenses to, a person who is or was a director or officer of the Corporation shall be considered a contract between the Corporation and such person, and no modification or repeal of any provision of this Article VII shall affect, to the detriment of such person, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.

EXHIBIT G

Directors and Officers of the Surviving Corporation and Novus

Directors

1. Larry M. Paulson

2. Robert Piconi

3. Bill Gross

4. Henry Elkus

5. Krishna Kolluri

6. Tahsinul Zia Huque

Officers

1.	Robert Piconi – Chief Executive Officer

2.	Andrea Wuttke – Chief Financial Officer

3.	Andrea Pedretti – Chief Technical Officer